Exhibit 10.2

FOURTH AMENDED AND RESTATED

NOTE PURCHASE AGREEMENT

Among

PILGRIM’S PRIDE CORPORATION,

JOHN HANCOCK LIFE INSURANCE COMPANY,

ING CAPITAL LLC

AND THE OTHER PURCHASERS NAMED HEREIN

Dated as of November 18, 2003

i

6.4.	Reports of Engineers	26
6.5.	Plans and Specifications	26
6.6.	Soil Reports	26
6.7.	Zoning	26
6.8.	Certificates of Occupancy	26
6.9.	Compliance with Laws	26
ARTICLE 7.	INTEREST RATE PROVISIONS	26
7.1.	Interest on the 2002 Notes	26
7.2.	Interest Rate on the 2003 Series A Notes	26
7.3.	Interest on the 2003 Notes Subject to Floating Rate	27
7.4.	Inability to Determine LIBOR Rate	28
7.5.	Reinstatement of LIBOR Rate	28
7.6.	Interest Rate Lock on 2003 Notes	29
7.7.	Past Due Payments	30
ARTICLE 8.	PAYMENT OF NOTES	30
8.1.	Required Payments of Notes	30
8.2.	Optional Prepayments of Notes; Allocations	31
8.3.	Notice of Prepayments; Officers’ Certificate	32
8.4.	Breakage Costs	33
8.5.	Maturity; Surrender	33
ARTICLE 9.	ACCOUNTING, REPORTING AND INSPECTION COVENANTS	34
9.1.	Accounting	34
9.2.	Financial Statements and Other Information	34
9.3.	Inspection	36
9.4.	Acquired Real Property	36
ARTICLE 10.	BUSINESS AND FINANCIAL COVENANTS OF THE COMPANY	37
10.1.	Consolidated Net Worth	37
10.2.	Consolidated Working Capital	37
10.3.	Current Ratio	37
10.4.	Fixed Charge Coverage	37
10.5.	Funded Debt to Capitalization	37
10.6.	Liens	38
10.7.	Investments; Debt; Guarantees.	38
10.8.	Restricted Payments	39
10.9.	Leases	39
10.10.	Consolidation, Merger and Sale of Substantially All Assets	39
10.11.	Formation of Subsidiaries	39
10.12.	Interested Party Transactions	40
10.13.	Existence	40
10.14.	Payment of Taxes and Claims; Tax Consolidation	40
10.15.	Compliance with Laws	40
10.16.	Compliance with ERISA	40
10.17.	Maintenance of Properties; Insurance	41
10.18.	Title	41
10.19.	Conduct of Business	41

10.20.	Sale of Assets	41
10.21.	Substitution of Collateral	41
10.22.	Permits and Licenses	42
10.23.	Further Assurances	42
ARTICLE 11.	ENVIRONMENTAL MATTERS	42
11.1.	Definitions	42
11.2.	Indemnification	44
11.3.	Agreement to Remediate	45
11.4.	Covenants	46
11.5.	Site Assessments	46
11.6.	Substitution, Purchase or Prepayment in Lieu of Remediation	47
11.7.	Default; Remedies; Subrogation	48
11.8.	Survival	48
11.9.	Conflicts	48
ARTICLE 12.	REGISTRATION, TRANSFER, AND SUBSTITUTION OF NOTES	48
12.1.	Note Register; Ownership of Notes	48
12.2.	Transfer and Exchange of Notes	49
12.3.	Replacement of Notes	49
ARTICLE 13.	PAYMENTS ON NOTES	49
ARTICLE 14.	EVENTS OF DEFAULT AND ACCELERATION	50
14.1.	Events of Default	50
14.2.	Acceleration	51
14.3.	Remedies	52
14.4.	Holders to Direct Collateral Agent	52
ARTICLE 15.	EXPENSES	53
ARTICLE 16.	MISCELLANEOUS	53
16.1.	Survival	53
16.2.	Amendments and Waivers	53
16.3.	Indemnification	54
16.4.	Usury Not Intended	55
16.5.	Notices.	56
16.6.	Reproduction of Documents	56
16.7.	Successors and Assigns	56
16.8.	Entire Agreement	57
16.9.	GOVERNING LAW	57
16.10.	Invalid Provisions	57
16.11.	Headings	57
16.12.	Counterparts	57
16.13.	Further Action	57
16.14.	Creditors	57
16.15.	Waiver	57
16.16.	Effectiveness of Agreement	57

EXHIBITS

A-1	Form of 2003 Series A Fixed Rate Note
A-2	Form of 2003 Series A Floating Rate Note
B	Form of 2003 Series B Note
C	Form of Opinion
D	Receipt of Funds
E	Closing Certificate
F	Interest Rate Lock Letter
G	Officer’s Certificate

FOURTH AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

This Fourth Amended and Restated Note Purchase Agreement (this “Agreement”) dated as of November 18, 2003, by and among Pilgrim’s Pride Corporation, a Delaware corporation (the “Company”), John Hancock Life Insurance Company (“Hancock”), the other parties identified on Schedule I attached hereto, ING Capital LLC (“ING”), and John Hancock Life Insurance Company, not individually but in its capacity as collateral agent (“Collateral Agent”). Hancock, ING and the other parties identified on Schedule I are collectively hereinafter at times referred to as the “Purchasers” and each individually hereinafter at times, a “Purchaser.”

R E C I T A L S :

WHEREAS, the Company and Hancock have heretofore entered into that certain Third Amended And Restated Note Purchase Agreement dated August 30, 2002 (the “2002 Note Purchase Agreement”), which amended and restated that certain Second Amended And Restated Note Purchase Agreement dated July 15, 2000 (the “2000 Note Purchase Agreement”), which amended and restated that certain Amended And Restated Note Purchase Agreement dated April 14, 1997 (the “1997 Note Purchase Agreement”), which amended and restated that certain Note Purchase Agreement dated February 15, 1996 (the “Original Note Purchase Agreement”) between the Company and Hancock in its entirety (collectively, the “Prior Note Purchase Agreements”);

WHEREAS, pursuant to the Prior Note Purchase Agreements, the Company’s 6.68% notes in the original principal amount of $60,960,846.08 (together with all notes issued in substitution or exchange therefor pursuant to the 2002 Note Purchase Agreement, the “2002 Notes”) remain outstanding;

WHEREAS, pursuant to the 2002 Note Purchase Agreement, the Company is authorized to issue and sell to Hancock, and Hancock (for itself and certain of its Affiliates and managed accounts) has agreed to purchase, from time to time up to an additional $50,000,000 of the Company’s notes, and the Company desires, in connection with the financing of the ConAgra Acquisition, pursuant to this Agreement, to issue and sell to Hancock and certain of its Affiliates and managed accounts such additional notes in the aggregate principal amount of $50,000,000;

WHEREAS, further in connection with the financing of the ConAgra Acquisition, the Company desires, pursuant to this Agreement, to issue and sell: (i) to Hancock and certain of its Affiliates and managed accounts an additional $30,000,000 of its floating rate notes (with a fixed rate option); and (ii) to ING its floating rate notes (with a fixed rate option) in the principal amount of $20,000,000; and

WHEREAS, the parties desire to amend and restate the 2002 Note Purchase Agreement in its entirety pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the parties to this Agreement mutually agree as follows:

ARTICLE 1.

DEFINITIONS

1.1. Defined Terms. As used herein the following terms have the following respective meanings:

Acceptable Financial Institution: any commercial bank or trust company organized under the laws of the United States of America or any jurisdiction thereof, with a net worth of at least $100,000,000.

Acquired Property: the meaning specified in Section 9.4.

Adverse Environmental Impact: the meaning specified in Section 11.1.

Affiliate: with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person, or (b) any director or officer of such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. The term “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall in any event include the power to vote ten percent (10%) or more of the outstanding equity interests of such other Person measured by voting power and not by shares. For purposes hereof, (i) Archer Daniels Midland Company (“ADM”) shall not be deemed an Affiliate of the Company so long as ADM does not own or control more than twenty percent (20%) of the outstanding stock of the Company and (ii) ConAgra shall not be deemed an Affiliate of the Company so long as ConAgra does not own or control more than ten percent (10%) of the Voting Stock of the Company (measured by voting power rather than number of shares).

Appraised Value: The appraised value of the Mortgaged Properties or other Collateral acceptable to Purchasers, as determined by Bryan A. Carrell, MIA, or such other appraiser selected by Purchasers.

Bankruptcy Code: the meaning provided in Section 14.1(f).

Business Day: any day on which national banks are open in Dallas, Texas and Boston, Massachusetts.

Calculation Agent: either the Series A Calculation Agent or the Series B Calculation Agent, as the case may be.

Called Principal: with respect to any Fixed Rate Note, the principal of such Fixed Rate Note that is to be prepaid pursuant to Section 8.2 or is declared to be immediately due and payable pursuant to Article 14, as the context requires.

Capital Lease Obligations: all obligations to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet under GAAP, and for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

Capitalization: as at any date of determination, and in conformity with GAAP, the amount of capital stock and additional paid-in-capital plus retained earnings (or minus accumulated deficits) of the Company.

Cash Equivalents: any type of instrument that would qualify as a Permitted Investment, but not otherwise.

Certificate: the meaning specified in Section 4.1(d).

Change of Control: the occurrence of any of the following:

(i) any “person” or “group” (as such terms are used in Section 13(d)(3) of the Exchange Act), other than the Pilgrim Family, becomes the ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of the Voting Stock of the Company on a fully-diluted basis;

(ii) the adoption of a plan relating to the liquidation or dissolution of the Company;

(iii) the consummation of any transaction (including, without limitation, any merger, consolidation or recapitalization) to which the Company is a party the result of which is that, immediately after such transaction, the holders of all of the outstanding Voting Stock of the Company immediately prior to such transaction hold less than 50.1% of the Voting Stock of the Person surviving such transaction, measured by voting power rather than number of shares; or

(iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

Closing: the meaning specified in Article 3.

Closing Date: the meaning specified in Article 3.

Code: the Internal Revenue Code of 1986, as amended from time to time.

Collateral: the Mortgaged Properties and the properties described in the Financing Statements.

Collateral Agent: John Hancock Life Insurance Company, not individually but in its capacity as collateral agent pursuant to the Intercreditor Collateral Agreement.

Collateral Agreements: the Security Documents, the Financing Statements, the Receipts of Funds, the Certificate and all other documents and instruments that may be executed or delivered hereunder or in connection herewith.

Commission: the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

Company: Pilgrim’s Pride Corporation, a Delaware corporation, or any successor thereto by merger, consolidation, or otherwise.

ConAgra: ConAgra Foods, Inc.

ConAgra Acquisition: the acquisition by the Company of the chicken division of ConAgra pursuant to the Stock Purchase Agreement dated as of June 7, 2003, as amended, between the Company and ConAgra.

Consolidated Free Cash Flow: in respect of any period, the sum of (a) Consolidated Net Income for such period and (b) the amount of all depreciation and amortization allowances and other non-cash expenses of the Company and its Subsidiaries but only to the extent deducted in the determination of Consolidated Net Income for such period.

Consolidated Intangible Assets: license agreements, trademarks, trade names, patents, capitalized research and development, proprietary products (the results of past research and development treated as long term assets and excluded from inventory) and goodwill (all determined on a consolidated basis in accordance with GAAP.

Consolidated Interest Expense: for any period, the aggregate consolidated interest expense of the Company and the Subsidiaries for such period, as determined in accordance with GAAP (minus, to the extent included therein, any interest expense not paid or payable in cash) including, without limitation (and without duplication in any instance), (a) all interest paid on Debt of the Company and the Subsidiaries, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptances allocable to or amortized over such period, (c) net costs under Interest Rate Agreements and (d) the portion of any amount payable under Capital Lease Obligations that is, in accordance with GAAP, allocable to interest expense.

Consolidated Net Income: for any period means all amounts which, in conformity with GAAP, would be included under net income (or deficit) on a consolidated income statement of the Company and the Subsidiaries for such period, after deducting all operating expenses, provisions for all taxes and reserves (including, but not limited to, reserves for deferred income taxes), and all other proper deductions, all in conformity with GAAP.

Consolidated Net Worth: the total assets minus the total liabilities of the Company and its Subsidiaries, all determined on a consolidated basis as in accordance with GAAP.

Consolidated Working Capital: total Current Assets less Current Liabilities of the Company and its Subsidiaries on a consolidated basis.

Continuing Directors: as of any date of determination, any member of the Board of Directors of the Company who:

(i) was a member of such Board of Directors on the date of this Agreement; or

(ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

Current Assets: the consolidated assets of the Company and its Subsidiaries which can be readily converted into cash within one year and all other assets deemed current assets in accordance with GAAP.

Current Liabilities: Debt, trade payables, accrued expenses and other obligations which must be satisfied or have maturities within one year, including the outstanding balance of the Company’s revolving credit facility to the extent due and payable within one year. Notwithstanding the foregoing, Current Liabilities shall not include (i) the indebtedness of the Company relating to the Protein IRB Bond in the definition of Debt to the extent proceeds remain held in trust and not paid to the Company pursuant to the terms of the Protein IRB Bond and (ii) the indebtedness of the Company or the Subsidiaries relating to the Intercompany Bonds in the definition of Debt or otherwise so long as the Company or a Subsidiary remains the holder of such Intercompany Bonds.

Debt: (a) indebtedness for borrowed money, including long-term and short-term debt, obligations and liabilities secured by any Lien existing on Property owned subject to such Lien, whether or not the indebtedness, obligation or liability secured thereby shall have been assumed, and (b) all guarantees given by such Person with respect to obligations described in clause (a) of this definition (other than with respect to the Company, guarantees of trade payables of Subsidiaries.

Default Rate: an amount equal to the applicable interest rate for each Note plus two percent (2%), but not to exceed the Highest Lawful Rate.

Discounted Value: with respect to the Called Principal of any Fixed Rate Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on a semiannual basis) equal to the Reinvestment Yield with respect to such Called Principal.

Early Prepayment: the meaning specified in Section 8.2(b).

EBITDA: for any period, shall mean consolidated net income of the Company and the Subsidiaries after restoring amounts deducted for depreciation, amortization, interest expense and taxes.

Eligible Subsidiary: any corporation or other legal entity organized under the laws of a state of the United States and located entirely within the United States and 100% of all equity interests of which is owned by the Company either directly or through another Eligible Subsidiary.

Environmental Activity: the meaning specified in Section 11.1.

Environmental Condition: the meaning specified in Section 11.1.

Environmental Damages: the meaning specified in Section 11.1.

Environmental Laws: the meaning specified in Section 11.1.

ERISA: the Employee Retirement Income Security Act of 1974, as amended from time to time.

Event of Default: the meaning specified in Section 14.1.

Exchange Act: the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

Financial Statements: the meaning specified in Section 5.3.

Financing Statements: the financing statements specified in Section 4.1(d) and any other financing statements delivered by the Company to the Collateral Agent evidencing the liens granted by the Security Documents.

Fiscal Year: the fiscal year of the Company.

Fixed Charge Coverage Ratio: the ratio of (a) EBITDA plus total lease payments relating to non-cancelable operating leases (other than payments under Capital Lease Obligations) to (b) the sum of (i) Consolidated Interest Expense, (ii) total lease payments relating to non-cancelable operating leases (other than Capital Lease Obligations), (iii) principal payments due on or scheduled mandatory redemptions of Debt (including the Notes) within one year, whether or not actually paid and (iv) the current portion of Capital Lease Obligations, all determined on a consolidated basis for the Company and its Subsidiaries, in each case as determined in accordance with GAAP. Notwithstanding the foregoing, Fixed Charge Coverage Ratio shall exclude and not give effect to any amounts in respect of (i) the indebtedness of the Company relating to the Protein IRB Bond in the definition of Debt to the extent proceeds remain held in trust and not paid to the Company pursuant to the terms of the Protein IRB Bond and (ii) the indebtedness of the Company or the Subsidiaries relating to the Intercompany Bonds in the definition of Debt or otherwise so long as the Company or a Subsidiary remains the holder of such Intercompany Bonds.

Fixed Rate Notes: the 2002 Notes, the 2003 Series A-1 Notes which are subject to the 2003 Series A-1 Fixed Rate, the 2003 Series A-2 Notes which are subject to the 2003 Series A-2 Fixed Rate and the 2003 Series B Notes which are subject to the 2003 Series B Fixed Rate.

Floating Rate: the Series A Floating Rate or the Series B Floating Rate, as applicable.

Funded Debt: with respect to the Company and its Subsidiaries, all Debt of the Company and its Subsidiaries which by its terms or by the terms of any instrument or agreement relating thereto matures, or which is otherwise payable or unpaid, one year or more from, or is directly or indirectly renewable or extendible at the option of the obligor in respect thereof to a date one year or more (including, without limitation, an option of such obligor under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more) from, the date of the creation thereof. Notwithstanding the foregoing, Funded Debt shall not include (i) the indebtedness of the Company relating to the Protein IRB Bond in the definition of Debt to the extent proceeds remain held in trust and not paid to the Company pursuant to the terms of the Protein IRB Bond and (ii) the indebtedness of the Company or the Subsidiaries relating to the Intercompany Bonds in the definition of Debt or otherwise so long as the Company or a Subsidiary remains the holder of such Intercompany Bonds.

GAAP: generally accepted accounting principles as in effect from time to time in the United States of America as set forth from time to time in the opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board or in such opinions and statements of such other entities as shall be approved by a significant segment of the accounting profession.

Governmental Authority: any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government.

Hancock Purchaser: each of the Persons identified on Schedule I hereto.

Hazardous Substances: the meaning specified in Section 11.1.

Highest Lawful Rate: the meaning specified in Section 16.4.

Holder or Holders: a registered holder or holders (other than the Company or any Affiliate thereof) of any of the Notes.

Indemnified Party: the meaning specified in Section 11.2.

Intercompany Bonds: those certain industrial revenue bonds acquired by or transferred and assigned to the Company or a Subsidiary in connection with the ConAgra Acquisition, which bonds are provided by or through Governmental Authorities, the proceeds of which were used to finance the acquisition and construction of specified projects covered by certain lease agreements with the Governmental Authorities that issued such Intercompany Bonds.

Intercreditor Collateral Agreement: the Intercreditor Collateral Agreement to be dated as of the Closing Date among the Purchasers and the Collateral Agent.

Interest Period: with respect to the 2003 Series A Notes or the 2003 Series B Notes which are subject to a Floating Rate, a period commencing (a) the date of issuance thereof, or (b) on the termination date of the immediately preceding Interest Period applicable thereto in the case of a rollover to a new Interest Period in accordance with Section 7.3, and ending in each case three (3) months, six (6) months or one (1) year thereafter as the Company shall select in accordance with Section 7.3; provided, however, that (i) any Interest Period that would otherwise end on a day that is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such next succeeding LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day and (ii) any Interest Period that would otherwise end after the applicable Maturity Date shall end on the applicable Maturity Date.

Interest Rate Agreement: any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement under which the Company or any of the Subsidiaries is a party or a beneficiary.

Interest Rate Lock Date: the date, if any, that the Company elects to set the interest rate on the 2003 Series A Notes in accordance with Section 7.2(a), which shall be the date the Company executes and delivers the Interest Rate Lock Letter.

Interest Rate Lock Letter: the letter to be delivered in connection with setting the interest rate on the 2003 Series A Notes, which shall be in the form of Exhibit F hereto.

Interest Rate Set Window: the period of time not more than ten (10) days nor less than five (5) days prior to the commencement of each Interest Period.

Investment: any direct or indirect purchase or other acquisition by a Person of stock or other securities of any other Person, or any direct or indirect loan, advance or capital contribution by a Person to any other Person, including all indebtedness and accounts receivable from such other Person that did not arise from sales to such other Person in the ordinary course of business.

LIBOR Business Day: a Business Day on which dealings in dollars are carried out in the London interbank eurodollar market.

LIBOR Premium: with respect to any 2003 Series A Notes that are subject to the Series A Floating Rate, a premium of (a) five percent (5%) of the principal amount prepaid, if the prepayment occurs after the date that is five (5) years following and on or before the date that is six (6) years following the Closing Date; (b) four percent (4%) of the principal amount prepaid, if the prepayment occurs after the date that is six (6) years following and on or before the date that is seven (7) years following the Closing Date; (c) three percent (3%) of the principal amount prepaid, if the prepayment occurs after the date that is seven (7) years following and on or before the date that is eight (8) years following the Closing Date; (d) two percent (2%) of the principal amount prepaid, if the prepayment occurs after the date that is eight (8) years following and on or before the date that is nine (9) years following the Closing Date; and (e) one percent (1%) of the principal amount prepaid, if the prepayment occurs after the date that is nine (9) years following and on or before the date that is ten (10) years following the Closing Date.

LIBOR Rate: the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%), as determined on the basis of the offered rates for deposits in dollars, for a period of time comparable to such Interest Period, which appears on the display designated as “Currency BBAM 1” on the Bloomberg Financial Markets service provided by Bloomberg L.P. (or such other display as may replace Currency BBAM 1 on the Bloomberg Financial Markets) as of 11:00 a.m. London time (or as soon thereafter as practical) on the date that is two (2) LIBOR Business Days prior to the first day of such Interest Period, or (ii) if such rate ceases to be reported in accordance with the above definition on the display designated as “Currency BBAM 1” on the Bloomberg Financial Markets (or such other display as may replace Currency

BBAM 1 on the Bloomberg Financial Markets), the rate per annum quoted by Hancock (or its successor) (with respect to the 2003 Series A Notes) or ING (or its successor) (with respect to the 2003 Series B Notes) at approximately 11:00 A.M. (New York City time) on the date that is two LIBOR Business Days prior to the first day of such Interest Period for loans in dollars to leading European banks for a period equal to such Interest Period, commencing on the first day of such Interest Period, and in an amount comparable to the aggregate principal amount of the 2003 Series A Notes or 2003 Series B Notes, as applicable.

Lien: with respect to any Property, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such Property. For purposes of this Agreement, a Person shall be deemed to own, subject to a Lien, any Property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

Make-Whole Premium: with respect to any Fixed Rate Note, a premium equal to the excess, if any, of (a) the Discounted Value of the Called Principal of such Fixed Rate Note over (b) such Called Principal. The Make-Whole Premium shall in no event be less than zero.

Material Adverse Effect: a material adverse effect on the business, operations, affairs, condition or properties of the Company or the ability of the Company to perform its obligations hereunder or under the Collateral Agreements.

Maturity Date: the stated date of maturity of a Note or such earlier date upon which the maturity of the Note is accelerated pursuant to Section 14.2.

Moody’s: Moody’s Investors Services, Inc. or any successor to the rating agency business thereof.

Mortgaged Properties: the Properties located in Nacogdoches, Angelina and Shelby Counties, Texas (collectively, the “Texas Properties”) and Sevier and Howard Counties, Arkansas (the “Arkansas Properties”) pledged and/or encumbered under and pursuant to the Security Documents for the benefit of the Collateral Agent.

Net Tangible Assets: total consolidated assets of the Company and its Subsidiaries less Consolidated Intangible Assets of the Company and its Subsidiaries determined in accordance with GAAP.

Notes: collectively, any of the 2002 Notes, the 2003 Series A Notes and the 2003 Series B Notes.

Officers’ Certificate: a certificate executed by the Chief Financial Officer of the Company.

Original Security Documents: the Texas Deed of Trust and Security Agreement and the Assignment of Leases and Rents, each dated February 15, 1996, that were executed and delivered by the Company pursuant to the Original Note Purchase Agreement and the Texas Deed of Trust and Security Agreement and the Assignment of Leases and Rents, each dated as of April 14, 1997, that were executed and delivered by the Company pursuant to the 1997 Note

Purchase Agreement, as modified by that certain Modification Agreement dated April 14, 1997, and as further modified by that certain Modification and Extension of Deeds of Trust and Assignment of Leases and Rents dated August 30, 2002, and the Texas Deed of Trust and Security Agreement and the Assignment of Leases and Rents, each dated August 30, 2002, together with UCC Financing Statements and UCC Financing Statement Amendments.

PBGC: the Pension Benefit Guaranty Corporation or any Governmental Authority succeeding to any of its functions.

Payment Date: the fifteenth day of each calendar month, but if such day is not a Business Day, the first Business Day after such fifteenth day.

Permitted Exceptions: those Liens permitted under the Security Documents and this Agreement.

Permitted Investments: (a) direct obligations of the United States, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States, or of any agency thereof, in either case maturing not more than one year from the date of acquisition thereof; (b) direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of the acquisition thereof and, at the time of such acquisition, having the highest rating obtainable from either S&P or Moody’s; (c) certificates of deposit and banker’s acceptances issued by any bank or trust company organized under the laws of the United States or any state thereof and having capital, surplus and undivided profits of at least $50,000,000, maturing not more than one year from the date of acquisition thereof; (d) commercial paper rated A-1 or better or P-1 or better by S&P or Moody’s, respectively, maturing not more than six months from the date of acquisition thereof; (e) Eurodollar time deposits having a maturity of less than six months purchased directly from any such bank (whether such deposit is with such bank or any other such bank); (f) repurchase agreements of any bank or trust company incorporated under the laws of the United States of America or any state thereof and fully secured by a pledge of obligations issued or fully and unconditionally guaranteed by the United States government; and (g) money market funds at least 95% of the assets of which constitute Investments of the kinds described in clauses (a) through (f) above. Notwithstanding the foregoing, the Company shall be permitted to have collected balances in an aggregate amount of up to $8,000,000 with Pilgrim’s Bank, Pittsburg, Texas.

Person: a corporation, an association, a limited liability company, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

Pilgrim Family: Pilgrim Interests, Ltd., a Texas limited partnership, Lonnie A. “Bo” Pilgrim, his spouse, his issue, his estate and/or any trust, partnership or other entity primarily for the benefit of him, his spouse and/or issue.

Plan: an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is or has been established or maintained, or to which contributions are or have been made, by the Company or any of the Subsidiaries or any Related Person with respect to any of them, or an employee pension benefit plan as to which the Company or any of the Subsidiaries or any Related Person with respect to any of them, would be treated as a contributory sponsor under Section 4069 of ERISA if it were to be terminated but excluding any such Plan that is maintained outside of the United States primarily for the benefit of Persons substantially all of whom are nonresident aliens.

Potential Event of Default: a default that, with notice or lapse of time or both, becomes an Event of Default.

Pre-Funding Breakage Fee: the amount calculated in accordance with the Interest Rate Lock Letter and as provided in Section 4.2, measured from the Interest Rate Lock Date through and including the date of termination of this Agreement.

Premium: a LIBOR Premium or a Make-Whole Premium, as the case may be.

Prime Rate: with respect to any Interest Period, the rate of interest publicly announced on the first day of such Interest Period by JP Morgan Chase Bank (or its successor) in New York, New York as its “base” or “prime” rate on such day.

Properties: the properties and assets owned by the Company of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, cash, integrated poultry facilities, land, improvements, buildings and equipment.

Protein IRB Bond: that certain Loan Agreement dated as of June 5, 1999 between the Company and the Camp County Industrial Development Corporation and in connection with the related bonds issued by the Camp County Industrial Development Corporation.

Purchaser(s): each of the Persons identified on Schedule I hereto and ING and in each case their respective successors and assigns.

Reinvestment Yield: with respect to the Called Principal of any Fixed Rate Note, the yield to maturity implied by (a) the yields reported, as of 10:00 a.m. (New York City time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” on the Bloomberg Financial Markets service provided by Bloomberg L.P. (or such other display as may replace Page PX1 on the Bloomberg Financial Markets) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Life of such Called Principal as of such Settlement Date, plus 100 basis points or (b) if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Life of such Called Principal as of such Settlement Date, plus 100 basis points. Such implied yield shall be determined, if necessary, by (x) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (y) interpolating linearly between (1) the actively traded U.S. Treasury security with a maturity closest to and greater than the Remaining Life and (2) the actively traded U.S. Treasury security with a maturity closest to and less than the Remaining Life.

Related Person: as to any Person, either (a) any corporation or trade or business that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, or (b) is under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) is a member of any affiliated service group (within the meaning of Section 414(m) of the Code) that includes such Person, or (d) is otherwise treated as part of the controlled group that includes such Person (within the meaning of Section 414(o) of the Code).

Release: the meaning specified in Section 11.1.

Remaining Life: with respect to the Called Principal of any Fixed Rate Note, the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

Remaining Scheduled Payments: with respect to the Called Principal of any Fixed Rate Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

Required Holders: the Holders of a specified percentage or more in principal amount of the Notes outstanding from time to time (other than Notes owned by the Company or any Affiliate thereof), whose authorization, consent or approval is required for the taking of any action or the waiver of any requirement under this Agreement or any Collateral Agreement. Unless otherwise expressly stipulated herein, the “specified percentage” is sixty-six and two-thirds percent (66-2/3%).

Reportable Quantity: the meaning specified in Section 11.1.

Responsible Officer: the President, the Secretary, the Treasurer, the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer of the Company.

S&P: Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

Schedule of Information for Payment and Notices: the meaning specified in Article 13.

Securities Act: the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

Securitization Subsidiary: a Subsidiary which is established for the limited purpose of acquiring and financing or selling (including, without limitation, interests therein) accounts receivable or inventory and engaging in activities ancillary thereto.

Security Documents: the Original Security Documents, the documents delivered pursuant to Section 4.1(d) and any other security agreements, mortgages, deeds of trust, leasehold mortgages or deeds of trust, pledge agreements, leasehold assignment, and/or other documents executed by the Company in favor of the Collateral Agent for the benefit of Purchasers to secure the Company’s performance of its obligations under the Notes and this Agreement with a lien on the Collateral.

Series A Calculation Agent: the Person responsible for computing the Series A Floating Rate and interest with respect to the 2003 Series A Notes, who shall be Hancock or such successor as is appointed by the 2003 Series A Required Holders.

Series A Floating Rate: the LIBOR Rate plus 220.75 basis points; provided that if the provisions of Section 7.4 are in effect, the Series A Floating Rate shall be determined pursuant to Section 7.4.

Series B Calculation Agent: the Person responsible for computing the Series B Floating Rate and interest with respect to the 2003 Series B Notes, who shall be an Acceptable Financial Institution appointed by the Company that is reasonably satisfactory to the 2003 Series B Required Holders (or in the absence of such appointment, the Series B Calculation Agent may be appointed by the 2003 Series B Required Holders (and may be one or more of the Holders of 2003 Series B Notes)). The Company shall maintain at all times the appointment of a Series B Calculation Agent, and shall pay and be exclusively liable for all fees, if any, charged by the Series B Calculation Agent in connection herewith. The initial Series B Calculation Agent shall be ING and the Company shall notify in advance, in writing, the Holders of 2003 Series B Notes of any change in respect thereof.

Series B Floating Rate: the LIBOR Rate plus 220.75 basis points; provided that if the provisions of Section 7.4 are in effect, the Series B Floating Rate shall be determined pursuant to Section 7.4.

Settlement Date: with respect to the Called Principal of any Fixed Rate Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or is declared to be immediately due and payable pursuant to Article 14.

Special Counsel: Locke Liddell & Sapp LLP, as special counsel to Purchasers in connection with this Agreement.

Stock: all shares, options, warrants, interests, participations or other equity equivalents (regardless of how designated) of a corporation or equivalent entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3(a)11-1 of the General Rules and Regulations promulgated by the Commission under the Exchange Act).

Subsidiary: any corporation or other entity of which more than fifty percent (50%) of the outstanding Voting Stock (measured by voting power rather than number of shares) are at the time owned (either alone or through Subsidiaries or together with Subsidiaries) by the Company or another Subsidiary.

2002 Notes: the meaning specified in the second recital hereto.

2003 Notes: the meaning specified in Section 2.2.

2003 Series A-1 Fixed Rate: the interest rate equal to (i) the then current interest rate for actively traded U.S. Treasury securities having a maturity equal to the average remaining life of the 2003 Series A-1 Notes plus (ii) 260 basis points.

2003 Series A-2 Fixed Rate: the interest rate equal to (i) the then current interest rate for actively traded U.S. Treasury securities having a maturity equal to the average remaining life of the 2003 Series A-2 Notes plus (ii) 260 basis points.

2003 Series A Maturity Date: the date which is ten (10) years following the fifteenth day of the month immediately following the Closing Date.

2003 Series A Notes: collectively, the 2003 Series A-1 Notes and the 2003 Series A-2 Notes.

2003 Series A-1 Notes: the meaning specified in Section 2.2.

2003 Series A-2 Notes: the meaning specified in Section 2.2.

2003 Series B Fixed Rate: the interest rate equal to (i) the then current interest rate for actively traded U.S. Treasury securities having a maturity equal to the average remaining life of the 2003 Series B Notes plus (ii) 260 basis points.

2003 Series B Maturity Date: the date which is seven (7) years following the fifteenth day of the month immediately following the Closing Date.

2003 Series B Notes: the meaning specified in Section 2.2.

2003 Series A Required Holders: the Holders of fifty and 10/100 percent (50.1%) or more in principal amount of the 2003 Series A Notes outstanding from time to time (other than 2003 Series A Notes held by the Company or any Affiliate thereof).

2003 Series B Required Holders: the Holders of fifty and 10/100 percent (50.1%) or more in principal amount of the 2003 Series B Notes outstanding from time to time (other than 2003 Series B Notes held by the Company or any Affiliate thereof).

Unfunded Current Liability: as to any Plan, the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan’s actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code.

Voting Stock: the Stock of any Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

Welfare Plan: an employee welfare benefit plan (as defined in Section 3(1) of ERISA) or a group health plan (as defined in Section 4980B(g)(2) of the Code) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any of the Subsidiaries or any Related Person with respect to any of them.

1.2. Miscellaneous. References herein to an “Exhibit” or “Schedule” are, unless otherwise specified, to one of the exhibits or schedules attached to this Agreement, and references herein to a “Section” are, unless otherwise specified, to one of the Sections of this Agreement. As used in this Agreement, the words “herein,” “hereof,” “hereby,” and “hereunder” refer to this Agreement as a whole and not to any particular Section or subdivision of this Agreement. References herein to masculine or neuter are construed to include masculine, feminine or neuter, where applicable, and references herein to singular include plural and to plural include singular, where applicable.

ARTICLE 2.

THE NOTES

2.1. Issuance of the 2002 Notes. Pursuant to the 2002 Note Purchase Agreement, the Company issued and sold to Hancock $60,960,846.08 aggregate principal amount of the 2002 Notes. The 2002 Notes shall continue to remain outstanding in accordance with the terms of this Agreement and shall be payable as set forth in Articles 7 and 8 hereof. The 2002 Notes will mature on August 30, 2012.

2.2. Authorization of the 2003 Notes. The Company has authorized the issue and sale: (i) to the Hancock Purchasers of $50,000,000 aggregate principal amount of its floating rate notes (with a fixed rate option) due 2013 (together with all notes issued in substitution or exchange therefor pursuant to Article 12, the “2003 Series A-1 Notes”) pursuant to the 2002 Note Purchase Agreement and this Agreement; (ii) to the Hancock Purchasers of $30,000,000 aggregate principal amount of its floating rate notes (with a fixed rate option) due 2013 (together with all notes issued in substitution or exchange therefor pursuant to Article 12, the “2003 Series A-2 Notes”); and (iii) to ING of $20,000,000 aggregate principal amount of its floating rate notes (with a fixed rate option) (together with all notes issued in substitution or exchange therefor pursuant to Article 12, the “2003 Series B Notes”) pursuant to this Agreement. The 2003 Series A-1 Notes, the 2003 Series A-2 Notes and the 2003 Series B Notes are collectively hereinafter at times referred to as the “2003 Notes.” The 2003 Notes will bear interest on the unpaid principal balance thereof from the date of such Notes as prescribed herein, payable as set forth in Articles 7 and 8. The 2003 Series A-1 Notes will mature on the 2003 Series A Maturity Date and will be substantially in the form of Exhibit A-1 (to the extent it is to be a Fixed Rate Note) or Exhibit A-2 (to the extent it is to be subject to a Floating Rate). The 2003 Series A-2 Notes will mature on the 2003 Series A Maturity Date and will be substantially in the form of Exhibit A-1 (to the extent it is to be a Fixed Rate Note) or Exhibit A-2 (to the extent it is to be subject to a Floating Rate). The 2003 Series B Notes will mature on the 2003 Series B Maturity Date and will be substantially in the form of Exhibit B.

2.3. Sale and Purchase of 2003 Notes. The Company will issue and sell to each of the Hancock Purchasers and, subject to the terms and conditions hereof, at the Closing provided for in Article 3, each of the Hancock Purchasers will severally purchase the 2003 Series A-1 Notes and the 2003 Series A-2 Notes in such amounts as set forth on Schedule I hereto. The Company will issue and sell to ING and, subject to the terms and conditions hereof, at the Closing provided for in Article 3, ING will purchase the 2003 Series B Notes.

ARTICLE 3.

CLOSING

The closing of the sale of the 2003 Notes to the Purchasers (the “Closing”) shall take place at the offices of Locke Liddell & Sapp LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201, at 10:00 a.m. Dallas, Texas time on such date as the parties may mutually agree (the “Closing Date”). At the Closing, the Company will deliver to each Purchaser the 2003 Notes (in such amounts as provided in Section 2.3), in each case in the form of a single Note or Notes as prescribed by such Purchaser, dated the Closing Date and registered in such Purchaser’s name (or the name of its nominee), against delivery by such Purchaser to the Company of immediately available funds in the aggregate amount of the purchase price for the 2003 Notes being purchased by such Purchaser.

ARTICLE 4.

CONDITIONS TO CLOSING AND TERMINATION

4.1. Conditions to Purchase of the 2003 Notes. Each Purchaser’s obligation to purchase the 2003 Notes is subject to the fulfillment to such Purchaser’s satisfaction, at or prior to the Closing, of the following conditions:

(a) Opinion of Counsel. Each Purchaser shall have received an opinion, dated the Closing Date, from each of (i) Baker & McKenzie, counsel for the Company, in the form of Exhibit C and otherwise satisfactory to each Purchaser, and (ii) Friday, Eldredge & Clark, LLP, special local counsel to the Company, in form and substance satisfactory to each Purchaser.

(b) Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement shall be true and correct at the time of Closing as if made at and as of such time, and the Company shall have complied with all agreements and covenants hereunder required to be performed by the Company on or prior to the time of Closing.

(c) Notes. All of the 2003 Notes (with appropriate insertions) to be issued to and accepted by each Purchaser, shall have been duly executed by the Company and delivered to each respective Purchaser and shall be in full force and effect and no term or condition thereof shall have been amended, modified or waived, except with the prior written consent of the respective Purchaser and the Company.

(d) Collateral Agreements.

(i) Modification of Original Security Documents, in form and substance satisfactory to Purchasers, shall have been duly executed and delivered by the Company for the benefit of the Collateral Agent and Purchasers, modifying the Original Security Documents to secure the 2003 Notes.

(ii) Deed of Trust, Assignment of Rents, Security Agreement and Financing Statement covering the Texas Properties not presently covered in the Original Security Documents, in form and substance satisfactory to Purchasers, shall have been executed and delivered by the Company for the benefit of the Collateral Agent and Purchasers.

(iii) Mortgage, Assignment of Rents, Security Agreement and Financing Statement covering the Arkansas Properties, in form and substance satisfactory to Purchasers, shall have been executed and delivered by the Company for the benefit of the Collateral Agent and Purchasers.

(iv) Assignment of Leases and Rents covering the Arkansas Properties and the Texas Properties not covered in the Original Security Documents, in form and substance satisfactory to Purchasers, shall have been executed and delivered by the Company for the benefit of the Collateral Agent and Purchasers.

(v) UCC Financing Statements and amendments covering the Mortgaged Properties shall have been authorized by the Company for filing.

(vi) A Receipt of Funds, substantially in the form of Exhibit D (the “Receipt of Funds”), shall have been duly executed and delivered by the Company to each Purchaser and shall be in full force and effect.

(vii) A certificate, substantially in the form of Exhibit E (the “Certificate”), shall have been duly executed and delivered by the Company and shall be in full force and effect.

(e) Recordings, Filings and Priority. Except as waived in writing by each Purchaser, all recordings and filings of or with respect to the Security Documents and the Financing Statements shall have been duly made and all other instruments relating thereto shall have been duly executed, delivered and recorded or filed, in all such places as may be required by law, or as may be deemed necessary or desirable by Special Counsel, in order to establish, protect and perfect as of the Closing Date the interests and rights (and the priority thereof) created or intended to be created thereby. The Lien of the Security Documents and Financing Statements shall constitute a first Lien of record on and a first security interest of record in the Mortgaged Properties, subject only to the Permitted Exceptions.

(f) Title Insurance, Surveys. The Collateral Agent on behalf of Purchasers shall have received (i) title policy endorsements to its existing mortgagee policies of title insurance issued by Lawyers Title Insurance Corporation and Stewart Title Guaranty Company pertaining to the modification of the Original Security Documents. Such endorsements shall be subject only to the same exceptions to title as now are specified in such policies and any additional conditions or exceptions to title as may be acceptable to the Collateral Agent and Purchasers, (ii) mortgagee policies of title insurance insuring a first lien priority covering the Texas Properties not presently covered in the Original Security Documents and the Arkansas Properties, in the amount of the appraised value of the real estate included in the Texas Properties not presently covered in the Original Security Documents and the Arkansas

Properties, together with such title endorsements as required by the Collateral Agent and Purchasers, subject only to title exceptions as may be acceptable to the Collateral Agent and Purchasers, and (iii) surveys of each part of the Texas Properties not presently covered in the Original Security Documents and the Arkansas Properties as the Collateral Agent and Purchasers shall approve in accordance with ALTA/CAMS Class A standards and certificates.

(g) Compliance with Securities Laws. The offering and sale of the Notes to be issued at the Closing shall have complied with all applicable requirements of federal and state securities laws.

(h) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory to each Purchaser and Special Counsel, and each Purchaser and Special Counsel shall have received an original executed counterpart of this Agreement, and all such other counterpart originals or certified or other copies of such documents as each Purchaser or Special Counsel may reasonably request.

(i) No Event of Default or Potential Event of Default. There shall not exist and, upon consummation of the transactions contemplated hereby, there shall not exist any Event of Default or Potential Event of Default.

(j) Payment of Closing Fees. The Company shall have paid the reasonable fees, expenses and disbursements of Special Counsel and special local counsel that are reflected in statements of such counsel rendered prior to or on the Closing Date, without limitation on the Company’s obligation to pay any additional fees and disbursements of all such counsel pursuant to Article 15.

(k) Loan to Appraised Values. Upon consummation of the transactions contemplated at the Closing, the ratio of the aggregate principal amount of the then outstanding Notes to Appraised Value shall not be greater than seventy-five percent (75%).

(l) Insurance. The Collateral Agent shall have received certificates reasonably satisfactory to the Collateral Agent and each Purchaser as to, or copies of, all insurance policies required by the Security Documents.

(m) Due Diligence. The results of any due diligence review of the Company and the Subsidiaries and their respective Properties, businesses, operations, affairs, results of operations, financial condition and prospects and the proposed organizational, legal and tax aspects of the proposed transactions, performed by or on behalf of each Purchaser shall be reasonably satisfactory to each such Purchaser and Special Counsel.

(n) Environmental Matters. The Company shall have delivered to Purchasers a Phase I environmental assessment for each Mortgaged Property completed for the Company by an environmental engineering firm satisfactory to Purchasers, dated not more than three (3) months prior to the Closing Date, in form and substance acceptable to Purchasers, together with a reliance letter addressed to, and in form and substance reasonably acceptable to, Purchasers.

(o) Absence of Litigation. No inquiry, action, suit or proceeding shall have been asserted, threatened, or instituted (i) in which it is sought to restrain or prohibit the consummation of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof, or (ii) which could reasonably be expected to have a Material Adverse Effect.

(p) ConAgra Acquisition. The ConAgra Acquisition shall have been consummated or concurrently with the Closing is being consummated substantially in accordance with the terms set forth in the Company’s Proxy Statement dated June 9, 2003, filed with the Commission.

(q) No Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event or condition that has or reasonably should be expected to have (i) a Material Adverse Effect or (ii) a material adverse effect on the business, operations or properties of ConAgra that are to be acquired pursuant to the ConAgra Acquisition.

(r) Payment on 2002 Notes. The Company shall have made a payment on the 2002 Notes in the amount of the principal and interest accrued from November 1, 2003 through and including the Closing Date.

4.2. Termination.

(a) This Agreement may be terminated at any time prior to the Closing as follows:

(i) By the written mutual consent of the Company and all of the Purchasers; or

(ii) By all of the Purchasers if the Closing shall not have occurred by December 31, 2003.

(b) In the event this Agreement is terminated as provided in Section 4.2(a) above, the Company shall be responsible for all expenses of the Purchasers as provided in Article 15 and all damages, losses and expenses any Purchaser may incur with respect to setting the applicable interest rates on the 2003 Notes prior to Closing including, without limitation, any Pre-Funding Breakage Fees.

(c) If this Agreement is terminated for any reason, the 2002 Note Purchase Agreement shall be reinstated in its entirety and thereafter remain in full force and effect.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Company represents and warrants to each Purchaser as follows:

5.1. Organization, Standing, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority (a) to own and operate its Properties, (b) to carry on its business as now conducted and as proposed to be conducted, (c) to enter into this Agreement, the Security Documents and each of the other Collateral Agreements, (d) to issue and sell the 2003 Notes, and (e) to carry out the terms of this Agreement, the Notes, the Security Documents and each of the other Collateral Agreements. This Agreement, the Notes, the Security Documents and the other Collateral Agreements (i) have been duly authorized by all necessary corporate action on the part of the Company, and duly executed and delivered and (ii) are valid and binding agreements of the Company, enforceable in accordance with their terms, except as enforceability may be subject to and limited by applicable principles of equity and by bankruptcy, reorganization, moratorium, insolvency or other similar laws from time-to-time in effect affecting the enforcement of creditors’ rights generally.

5.2. Qualification. The Company is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction in which the nature of its activities or the character of the Properties it owns or leases makes such qualification necessary, other than those jurisdictions where the failure to qualify would not have a Material Adverse Effect.

5.3. Business and Financial Statements. The Company has delivered to each Purchaser true, complete and correct copies of the Company’s audited consolidated financial statements for the Fiscal Year ended September 27, 2003 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP (except that the unaudited financial statements contain no footnotes) applied on a consistent basis throughout the periods specified and present fairly in all material respects the historical financial positions of the Company as of the respective dates and for the respective periods specified.

5.4. Adverse Changes. There has been no Material Adverse Effect on the Company since September 27, 2003 that is continuing.

5.5. Tax Returns and Payments. The Company is a corporation subject to United States federal income taxation. The Company has timely and accurately filed all tax returns required by law to be filed by it and has paid all taxes, assessments and other governmental charges levied upon it or any of its Properties, assets, income or franchises that are due and payable, other than those presently being contested in good faith by appropriate proceedings diligently conducted for which such reserves and other appropriate provision as are required by GAAP have been made or where the failure to make such filing or payment could not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, there are no material tax Liens upon any of the Properties of the Company except for statutory liens in respect of taxes or assessments the payment of which is not yet delinquent. If the Company is contesting any such tax or assessment in accordance with this Section 5.5, the Company has disclosed to each Purchaser, in writing, the nature and extent of such contest.

5.6. Debt. Other than the Notes and the indebtedness disclosed in the Financial Statements or as listed on Schedule 5.6, the Company has no secured or unsecured Debt outstanding as of the Closing Date. Other than as provided in this Agreement and the Collateral Agreements, or in the instruments and agreements listed on Schedule 5.6 (as such schedule may be updated from time to time), no instrument or agreement applicable to or binding on the Company contains any restrictions on the incurrence by the Company of any Debt.

5.7. Title to Properties and Assets; Liens. The Company has good and marketable fee title to all the real Property purported to be owned by it and good and marketable title to all other Property purported to be owned by it, free and clear of all Liens, except for Liens and other matters that constitute Permitted Exceptions. At the time of the Closing and upon giving effect to the transactions contemplated hereby, and except for the Permitted Exceptions, (a) no currently effective financing statement under the Uniform Commercial Code that names the Company as debtor or lessee will be on file in any jurisdiction in which the Company owns or leases real or personal Property or in which the inventory of the Company is located or in any other jurisdiction, (b) neither the Company nor any Subsidiary has signed any currently effective financing statement or any currently effective security agreement authorizing any secured party thereunder to file any such financing statement, except (i) as required to perfect the Liens created by the Collateral Agreements, (ii) as listed on Schedule 5.7, or (iii) as evidenced by any Permitted Exception, and (c) the personal Property comprising any portion of the Mortgaged Properties is free and clear of any and all purchase money security interests and other Liens.

5.8. Litigation. Except as set forth on Schedule 5.8, there is no action, proceeding or investigation pending or, to the best knowledge of the Company, threatened (or any basis therefor known to the Company) against the Company or any of its Subsidiaries or any of their respective Properties which is not adequately covered by insurance, which could reasonably be expected to have a Material Adverse Effect.

5.9. Compliance with Collateral Agreements. The Company has performed and complied in all material respects with every term, covenant, condition and provision of the Collateral Agreements to be performed or complied with by the Company on or prior to the date hereof, every representation or warranty of the Company contained in the Collateral Agreements is true and correct in all material respects on and as of the date hereof, and no default or Event of Default (as any such term may be defined in the Collateral Agreements) has occurred and is continuing (without regard to any applicable cure period) under the Collateral Agreements.

5.10. Compliance with Other Instruments. The Company (a) is not in violation of any term of any agreement or instrument to which it is a party or by which it is bound, or of any applicable law, ordinance, rule or regulation of any Governmental Authority, or of any applicable order, judgment or decree of any court, arbitrator or Governmental Authority (including, without limitation, any such law, ordinance, rule, regulation, order, judgment or decree relating to environmental protection or pollution control, occupational health and safety standards and controls, consumer protection or equal employment practice requirements), the consequence of any of which violations would, with reasonable probability, result in a Material Adverse Effect; and (b) is not in violation of any term of its Certificate of Incorporation or Bylaws. Neither the execution, delivery and performance of this Agreement, any Collateral Agreement, or the Notes nor the consummation of the transactions contemplated hereby or thereby will result in any violation of or be in conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on the Company to create) any Lien upon any of the Properties of the Company pursuant to any such term. There are no such terms in the aforementioned documents that, either in any individual case or in the aggregate, materially and adversely affect the business, operations, affairs, condition or properties of the Company, including the Mortgaged Properties.

5.11. Governmental Consents. Other than those that have been duly obtained and are in full force and effect (copies of which have been delivered to each Purchaser or Special Counsel) and any filings contemplated by the Security Documents and the Financing Statements (which filings will be made promptly after Closing), no consent, approval or authorization of, or declaration or filing with, any Governmental Authority on the part of the Company is currently required for the valid execution and delivery of this Agreement or any Collateral Agreement, or the consummation of the transactions contemplated hereby or thereby, or the valid offer, issue, sale and delivery of the Notes pursuant to this Agreement.

5.12. Permits and Licenses. Except for any failure to obtain or recover permits and licenses that could not reasonably be expected to have a Material Adverse Effect, the Company has all permits and licenses necessary for the operation of its business as presently conducted.

5.13. Status Under Certain Federal Statutes. The Company is not (a) a “holding company” or a “subsidiary company” or a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, (b) a “public utility,” as such term is defined in the Federal Power Act, as amended, (c) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (d), a “rail carrier,” or a “person controlled by or affiliated with a rail carrier,” within the meaning of Title 49, U.S.C., or a “carrier” to which 49 U.S.C. § 11301(b)(1) is applicable.

5.14. Federal Reserve Regulations. The Company will not use any of the proceeds of the sale of the 2003 Notes, directly or indirectly, for the purpose of buying or carrying any “margin stock” or of maintaining, reducing or retiring any indebtedness originally incurred for the purpose of buying a stock that is currently any “Margin Stock,” in each case within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221, as amended), or for the purpose of buying, carrying or trading in any securities under such circumstances as would involve the Company in a violation of Regulation X of said Board (12 C.F.R. 224, as amended) or would involve any broker or dealer in a violation of Regulation T of said Board (12 C.F.R. 220, as amended) or otherwise take or permit to be taken any action that would involve a violation of any other regulation of such Board. No indebtedness being reduced or retired out of the proceeds of the sale of the 2003 Notes was incurred for the purpose of buying or carrying any such “margin stock,” and the Company has no present intention of acquiring any such “Margin Stock” with the proceeds of the 2003 Notes. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15. Foreign Assets Control Regulations, etc. Neither the issue and sale of the 2003 Notes by the Company nor its use of the proceeds thereof as contemplated hereby will violate the Foreign Assets Control Regulations, the Transaction Control Regulations, the Cuban Assets Control Regulations, the Foreign Funds Control Regulations, the Iranian Assets Control Regulations, the Iraqi Sanctions Regulations, the Libyan Sanctions Regulations, or the Soviet Gold Coin Regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or the restrictions set forth in Executive Orders No. 8389, 9193, 12543

Libya), 12544 (Libya), 12722 (Iraq), 12755 (Haiti), or 12799 (Haiti), as amended, of the President of the United States of America, or any rules or regulations issued thereunder.

5.16. Prohibited Person and Transactions. The Company and the Subsidiaries are not, and will not become, a Person with whom United States Persons are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named in OFAC’s Specially Designed and Blocked Person’s list) or under any similar statute or executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other similar governmental action (such persons and entities being “Prohibited Persons”), and the Company covenants that in the course of performing obligations under the Collateral Agreements neither the Company nor any Subsidiary will knowingly lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with Prohibited Persons.

5.17. Compliance with ERISA.

(a) As of the Closing Date, each Plan that is or has been maintained for employees of the Company or any of the Subsidiaries, or any Related Person with respect to any of them, or to which the Company or any of the Subsidiaries, or any Related Person with respect to any of them, has made or was required to make contributions has been administered in material compliance with its terms and all applicable statutes (including but not limited to ERISA and the Code, and all regulations and interpretations thereunder). No reportable event (as defined in Section 4043 of ERISA and regulations issued thereunder) for which notice is not waived under ERISA has occurred with respect to any Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA and regulations issued thereunder) and subject to Title IV of ERISA (“Title IV Plan”). As of the Closing Date, no material liability to the PBGC has been incurred, or is expected to be incurred, by the Company or any of the Subsidiaries or any Related Person with respect to any Title IV Plan. The PBGC has not instituted any proceedings, and there exists no event or condition that would constitute grounds for institution of proceedings, against the Company, the Subsidiaries or any Related Person by the PBGC to terminate any Title IV Plan under Section 4042 of ERISA. No case, matter or action with respect to any Plan, pursuant to any federal or state law, is pending or, to the Company’s knowledge, is threatened, against the Company or any of the Subsidiaries or any Related Person with respect to any of them, or any officer, director or employee of any of them, or any fiduciary of any Plan which could reasonably be expected to result in a Material Adverse Effect.

(b) No Title IV Plan had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA and regulations issued thereunder) as of the last day of the most recent plan year of such Plan ended prior to the date hereof. All contributions payable to each qualified Plan of the Company or any of the Subsidiaries (that is an employee pension benefit plan as defined in Section 3(2) of ERISA and regulations issued thereunder and that is intended to meet the qualification requirements of the Code (“Qualified Plan”)), for all benefits earned or other liabilities accrued through the end of the latest plan year for such Qualified Plan, determined in accordance with the terms and conditions of such Qualified Plan, ERISA and the Code, have been paid or otherwise provided for, and to the extent unpaid are reflected in the pro forma consolidated balance sheet of the Company. No waiver of the minimum funding standard requirements of Section 302 of ERISA and Section 412 of the Code has been obtained, applied for or is contemplated with respect to any Title IV Plan.

(c) Except as disclosed to each Purchaser in writing or on Schedule 5.17(c), none of the Company or any of the Subsidiaries nor any Related Person with respect to any of them, is or has been a contributor to any multi-employer plan within the meaning of Section 3(37) of ERISA and regulations issued thereunder.

(d) The execution and delivery of this Agreement and the Collateral Agreements, the issue of the Notes hereunder and the consummation of the transactions contemplated hereby will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax would be imposed pursuant to Section 4975 of the Code.

(e) No Lien imposed under Section 412(n) of the Code exists in favor of any Plan upon any Property belonging to the Company or any of the Subsidiaries, or any Related Person of any of them.

5.18. Disclosure. Neither this Agreement, the Financial Statements nor any other document, certificate or instrument delivered to either Purchaser by or on behalf of the Company in connection with the transactions contemplated hereby, when all such documents, certificates and instruments are taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact actually known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and instruments delivered to each Purchaser by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

5.19. Use of Proceeds. The Company will use the proceeds of the sale of the 2003 Notes solely to finance the ConAgra Acquisition and/or for general corporate purposes.

5.20. Solvency of the Company. The fair saleable value of the business and assets of the Company, upon giving effect to the transactions contemplated hereby, will be in excess of the amount that will be required to pay the probable liabilities of the Company (including contingent, subordinated, unmatured and unliquidated liabilities) on existing debts as they may become absolute and matured. The Company, upon giving effect to the transactions contemplated hereby, will not be engaged in any business or transaction, or about to engage in any business or transaction, for which the Company has an unreasonably small capital, and the Company has no intent (a) to hinder, delay or defraud any entity to which it is, or will become, on or after the Closing Date, indebted, or (b) to incur debts that would be beyond its ability to pay as they mature.

5.21. Environmental Matters. The Company has been complying with, and is in compliance with, all Environmental Laws in each jurisdiction where it is presently doing business except for failures to comply which would not have a Material Adverse Effect. As of the Closing Date, to the best knowledge of the Company, (i) none of the Mortgaged Properties is impacted by Hazardous Substances in any material respect that would require investigation, reporting, monitoring, cleanup or other response under any Environmental Law except as may be identified on the Phase I environmental assessments delivered to Purchasers pursuant to Section 4.1(n); (ii) no material liability under any Environmental Law has been asserted or threatened with respect to any Mortgaged Property; and (iii) no Hazardous Substance has been disposed of or otherwise released from or onto any Mortgaged Property in any material amount which has not been removed or responded to in compliance in all material respects with all applicable Environmental Laws.

5.22. Brokers. The Company represents that it has not dealt with any brokers or finders in connection with the sale of the 2003 Notes to the Purchasers.

5.23. No Defaults. At the time of the Closing, there exists no Event of Default or Potential Event of Default.

5.24. Offer of Notes. Neither Company nor any Person acting on its behalf has directly or indirectly offered the Notes or any part thereof or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with anyone other than Purchasers. Neither the Company nor any Person acting on its behalf has taken or will take any action that would subject the issuance and sale of the Notes to the provisions of Section 5 of the Securities Act, or to the provisions of any state securities law requiring registration of securities, notification of the issuance or sale thereof or confirmation of the availability of any exemption from such registration.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES RELATING

TO SECURITY FOR THE NOTES

The Company represents and warrants to each Purchaser as follows:

6.1. Easements and Utility Services. The Company has all easements and other rights, including those for use, maintenance, repair and replacement of and access to structures, facilities or space for support, mechanical systems, roads, utilities (including electricity, gas, water, sewer disposal, telephone and CATV) and any other private or municipal improvements, services and facilities necessary or appropriate to the proper operation, repair, maintenance, occupancy or use of the Mortgaged Properties as currently being and proposed to be used.

6.2. Contracts. There are no service (other than utility) or construction contracts currently outstanding relating to any part of the Mortgaged Properties providing for payment in excess of $500,000 per year, per contract (but not in excess of $5,000,000 in the aggregate), except those contracts that have been delivered to the Collateral Agent. As of the Closing Date, no labor or materials have been supplied to the Mortgaged Properties, other than in the ordinary course of business, that have not been fully paid for.

6.3. Permits. There are no permits, licenses, certificates or approvals that are required to occupy or operate (except as specified in Section 5.12) any part of the Mortgaged Properties as presently operated, except those permits, licenses, certificates and approvals that have been delivered to the Collateral Agent.

6.4. Reports of Engineers. The Company does not possess and is not aware of any reports of engineers, architects or other Persons relating to any part of the Mortgaged Properties, except those reports that have been delivered to the Collateral Agent.

6.5. Plans and Specifications. The Company does not possess and is not aware of any plans and specifications relating to any part of the Mortgaged Properties, except those plans and specifications that have been delivered to the Collateral Agent.

6.6. Soil Reports. There are no soil reports in the possession of the Company or its Subsidiaries relating to any part of the Mortgaged Properties except as delivered to the Collateral Agent.

6.7. Zoning. The Mortgaged Properties that constitute real property are zoned in the manner that permits the use of the Mortgaged Properties as currently being and proposed to be used by the Company and its Subsidiaries.

6.8. Certificates of Occupancy. A certificate of occupancy or similar permit has been issued by the appropriate Governmental Authority for each of the Mortgaged Properties that constitutes improvements to real property that permits the occupancy of the Mortgaged Properties as currently occupied by the Company.

6.9. Compliance with Laws. Each Mortgaged Property, and the current activities at each Mortgaged Property, comply in all material respects with applicable laws, ordinances, rules and regulations of any Governmental Authority and any applicable order, judgment or decree of any court, arbitrator or Governmental Authority.

ARTICLE 7.

INTEREST RATE PROVISIONS

7.1. Interest on the 2002 Notes.

(a) Interest on the outstanding principal balance of the 2002 Notes shall accrue at the lesser of (i) 6.68% per annum or (ii) the Highest Lawful Rate, and shall be due and payable in accordance with Section 8.1.

(b) Interest on the unpaid principal of the 2002 Notes shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days.

7.2. Interest Rate on the 2003 Series A Notes. Not later than ten (10) days prior to the Closing Date, the Company, at its option, may provide notice to Hancock of its desire to set the 2003 Series A-1 Fixed Rate and/or the 2003 Series A-2 Fixed Rate. Upon receipt of such notice, if any, Hancock shall promptly thereafter (i) notify the Company of the then prevailing 2003 Series A-1 Fixed Rate and the 2003 Series A-2 Fixed Rate and (ii) calculate the monthly principal and interest payments on the 2003 Series A-1 Notes based on the 2003 Series A-1 Fixed Rate. If the Company fails to provide such notice as provided in this Section 7.2, the 2003 Series A Notes shall initially be subject to the Series A Floating Rate. To the extent the Company elects to have the 2003 Series A-1 Notes or the 2003 Series A-2 Notes be Fixed Rate

Notes, the Company shall immediately thereafter execute and deliver to Hancock the Interest Rate Lock Letter.

7.3. Interest on the 2003 Notes Subject to Floating Rate.

(a) Interest on the outstanding principal balance of the 2003 Series A-1 Notes that are not subject to the 2003 Series A-1 Fixed Rate shall accrue at an interest rate per annum during the applicable Interest Period equal to the lesser of (i) the Series A Floating Rate or (ii) the Highest Lawful Rate, and shall be due and payable in accordance with Section 8.1. Interest on the unpaid principal of the 2003 Series A-1 Notes shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days.

(b) Interest on the outstanding principal balance of the 2003 Series A-2 Notes that are not subject to the 2003 Series A-2 Fixed Rate shall accrue at an interest rate per annum during the applicable Interest Period equal to the lesser of (i) the Series A Floating Rate or (ii) the Highest Lawful Rate, and shall be due and payable in accordance with Section 8.1. Interest on the unpaid principal of the 2003 Series A-2 Notes shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days.

(c) Interest on the outstanding principal balance of the 2003 Series B Notes that are not subject to the 2003 Series B Fixed Rate shall accrue at an interest rate per annum during the applicable Interest Period equal to the lesser of (i) the Series B Floating Rate or (ii) the Highest Lawful Rate, and shall be due and payable in accordance with Section 8.1. Interest on the unpaid principal of the 2003 Series B Notes shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days.

(d) Not more than ten (10) days nor less than five (5) days prior to Closing and during each Interest Rate Set Window, the Company shall notify the applicable Calculation Agent of its selection of the duration of the immediately following Interest Period with respect to (i) the 2003 Series A-1 Notes, (ii) the 2003 Series A-2 Notes and (iii) the 2003 Series B Notes then outstanding (and in each case which are subject to a Floating Rate), which may be three (3) months, six (6) months or one (1) year (the “Interest Option Notice”). The duration of the Interest Period with respect to the 2003 Series A-1 Notes that are subject to the Series A Floating Rate shall be the same for all 2003 Series A-1 Notes; the duration of the Interest Period with respect to the 2003 Series A-2 Notes that are subject to the Series A Floating Rate shall be the same for all 2003 Series A-2 Notes; and the duration of the Interest Period with respect to the 2003 Series B Notes that are subject to the Series B Floating Rate shall be the same for all 2003 Series B Notes. Each Interest Option Notice must be in writing and must be sent via telecopy, with the originally executed copy delivered to the applicable Calculation Agent immediately thereafter. If the Company fails to deliver to the applicable Calculation Agent an Interest Option Notice during an Interest Rate Set Window for any of the 2003 Notes that are subject to a Floating Rate, as provided herein, the duration of the next applicable Interest Period shall be set at three (3) months.

(e) In connection with determining the applicable LIBOR Rate for the following Interest Period, the applicable Calculation Agent shall calculate the interest payments due on the 2003 Notes that are subject to a Floating Rate during such Interest Period, as required under Section 8.1(d), and shall provide such amounts to the Company.

7.4. Inability to Determine LIBOR Rate.

(a) If, prior to the first day of any Interest Period, the Series A Calculation Agent shall have determined (which such determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, the Series A Calculation Agent shall forthwith give notice thereof to the Company. If such notice is given, (A) the interest rate applicable to the 2003 Series A Notes that are subject to the Series A Floating Rate for such Interest Period shall be the Prime Rate determined and effective as of the first day of the Interest Period plus the result of (i) the Series A Floating Rate in effect for the prior Interest Period minus (ii) the Prime Rate effective as of the first day of the prior Interest Period, (B) each reference herein and in the 2003 Series A Notes to the “LIBOR Rate” shall be deemed thereafter to be a reference to the Prime Rate, and (C) subject to Section 7.5, such substituted interest rate shall thereafter be determined by the Series A Calculation Agent in accordance with the terms hereof. Until such notice has been withdrawn by the Series A Calculation Agent in accordance with Section 7.5, the LIBOR Rate (defined without giving effect to clause (B) of this Section 7.4(a)) shall not apply to any 2003 Series A Note that is subject to the Series A Floating Rate.

(b) If, prior to the first day of any Interest Period, the 2003 Series B Required Holders shall have determined (which such determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, the 2003 Series B Required Holders shall forthwith give notice thereof to the Company and the Series B Calculation Agent. If such notice is given, (A) the interest rate applicable to the 2003 Series B Notes that are subject to the Series B Floating Rate for such Interest Period shall be the Prime Rate determined and effective as of the first day of the Interest Period plus the result of (i) the Series B Floating Rate in effect for the prior Interest Period minus (ii) the Prime Rate effective as of the first day of the prior Interest Period, (B) each reference herein and in the 2003 Series B Notes to the “LIBOR Rate” shall be deemed thereafter to be a reference to the Prime Rate, and (C) subject to Section 7.5, such substituted interest rate shall thereafter be determined by the Series B Calculation Agent in accordance with the terms hereof. Until such notice has been withdrawn by the 2003 Series B Required Holders in accordance with Section 7.5, the LIBOR Rate (defined without giving effect to clause (B) of this Section 7.4(b)) shall not apply to any 2003 Series B Note that is subject to the Series B Floating Rate.

7.5. Reinstatement of LIBOR Rate. If there has been at any time an interest rate substituted for the LIBOR Rate in accordance with Section 7.4(a) or (b) and thereafter, in the determination of the 2003 Series A Required Holders or the Series B Required Holders, as applicable, the circumstances causing such substitution have ceased to exist, then the 2003 Series A Required Holders or the 2003 Series B Required Holders, as applicable, shall promptly notify the applicable Calculation Agent and the Company in writing of such cessation, and immediately thereafter the LIBOR Rate shall be determined as provided in Section 7.3. The provisions of Section 7.4 shall generally continue to be effective in respect of such reinstated LIBOR Rate.

7.6. Interest Rate Lock on 2003 Notes.

(a) During any Interest Rate Set Window, the Company shall have the option to permanently set the interest rate on the 2003 Series A-1 Notes that are subject to a Floating Rate. The Company shall provide notice to the Series A Calculation Agent of its desire to set the rate, and the Series A Calculation Agent shall promptly thereafter notify the Company of the then prevailing 2003 Series A-1 Fixed Rate. If the Company elects to have the 2003 Series A-1 Notes accrue interest at the 2003 Series A-1 Fixed Rate, the Company shall so notify the Series A Calculation Agent in the Interest Option Notice (which election shall be irrevocable) and immediately following the then current Interest Period, the 2003 Series A-1 Notes shall thereafter accrue interest at the 2003 Series A-1 Fixed Rate, and the 2003 Series A-1 Notes shall for all purposes be deemed Fixed Rate Notes. Any such election shall be with respect to all of the then outstanding 2003 Series A-1 Notes and shall be made in full and not in part. The Series A Calculation Agent shall recompute the principal and interest payments (which shall be calculated as equal payments) required under Section 8.1(b) and the Company shall thereafter make payments on the 2003 Series A-1 Notes equal to such amount.

(b) During any Interest Rate Set Window, the Company shall have the option to permanently set the interest rate on the 2003 Series A-2 Notes that are subject to a Floating Rate. The Company shall provide notice to the Series A Calculation Agent of its desire to set the rate, and the Series A Calculation Agent shall promptly thereafter notify the Company of the then prevailing 2003 Series A-2 Fixed Rate. If the Company elects to have the 2003 Series A-2 Notes accrue interest at the 2003 Series A-2 Fixed Rate, the Company shall so notify the Series A Calculation Agent in the Interest Option Notice (which election shall be irrevocable) and immediately following the then current Interest Period, the 2003 Series A-2 Notes shall thereafter accrue interest at the 2003 Series A-2 Fixed Rate, and the 2003 Series A-2 Notes shall for all purposes be deemed Fixed Rate Notes. Any such election shall be with respect to all of the then outstanding 2003 Series A-2 Notes and shall be made in full and not in part. The Series A Calculation Agent shall recompute the interest payments required under Section 8.1(c) and the Company shall thereafter make interest payments on the 2003 Series A-2 Notes equal to such amount.

(c) During any Interest Rate Set Window, the Company shall have the option to permanently set the interest rate on the 2003 Series B Notes that are subject to a Floating Rate. The Company shall provide notice to the Series B Calculation Agent of its desire to set the rate, and the Series B Calculation Agent shall promptly thereafter notify the Company of the then prevailing 2003 Series B Fixed Rate. If the Company elects to have the 2003 Series B Notes accrue interest at the 2003 Series B Fixed Rate, the Company shall so notify the Series B Calculation Agent in the Interest Option Notice (which election shall be irrevocable) and immediately following the then current Interest Period, the 2003 Series B Notes shall thereafter accrue interest at the 2003 Series B Fixed Rate, and the 2003 Series B Rate Notes shall for all purposes be deemed Fixed Rate Notes. Any such election shall be with respect to all of the then outstanding 2003 Series B Notes and shall be made in full and not in part. The Series B Calculation Agent shall recompute the interest payments required under Section 8.1(d) and the

Company shall thereafter make interest payments on the 2003 Series B Notes equal to such amount.

7.7. Past Due Payments. All payments of principal and, to the extent permitted by law, the applicable Premium (if any) and interest on or in respect of any Note or this Agreement that are not made when due shall bear interest at the Default Rate from the date due and payable to the date paid. Any payment in respect of any other obligation or amount payable hereunder that is not paid when due shall bear interest at the Default Rate for the 2003 Series A Notes from the date due and payable to the date paid.

ARTICLE 8.

PAYMENT OF NOTES

8.1. Required Payments of Notes.

(a) On each Payment Date while the 2002 Notes are outstanding, the Company shall make a payment on the 2002 Notes, in cash, in an aggregate amount equal to $537,085.21, which payment shall consist of principal and accrued interest. Each payment shall be allocated pro rata among the 2002 Notes then outstanding.

(b) On each Payment Date while the 2003 Series A-1 Notes are outstanding and subject to a Floating Rate, the Company shall make a payment on the 2003 Series A-1 Notes, in cash, in the aggregate amount of $277,777.78 together with interest accrued thereon to the date of payment at the Series A Floating Rate. If the Company elects to have the 2003 Series A-1 Notes be subject to the 2003 Series A-1 Fixed Rate as provided in Section 7.2 or Section 7.6(a), the Company shall thereafter on each Payment Date make a payment on the 2003 Series A-1 Notes, in cash, in the amount determined pursuant to Section 7.2 or Section 7.6(a), as applicable, which payment shall consist of principal and accrued interest. On the 2003 Series A Maturity Date, the Company shall make a final payment on the 2003 Series A-1 Notes, in cash, in an aggregate amount equal to the outstanding principal balance plus all accrued and unpaid interest. Each payment shall be allocated pro rata among the 2003 Series A-1 Notes then outstanding.

(c) On each Payment Date while the 2003 Series A-2 Notes are outstanding, the Company shall make a payment of principal on the 2003 Series A-2 Notes, in cash, in the aggregate amount of $166,666.67 together with interest accrued thereon to the date of payment at the Series A Floating Rate or the 2003 Series A-2 Fixed Rate, as the case may be. On the 2003 Series A Maturity Date, the Company shall make a final payment on the 2003 Series A-2 Notes, in cash, in an aggregate amount equal to the outstanding principal balance plus all accrued and unpaid interest. Each payment shall be allocated pro rata among the 2003 Series A-2 Notes then outstanding.

(d) Interest on the 2003 Series B Notes while a Floating Rate is in effect shall be payable in arrears in respect of each Interest Period on the last Business Day of such Interest Period; provided, that if the applicable Interest Period is longer than three (3) months, interest shall be payable on the last Business Day of every third month during the Interest Period. With respect to any Interest Period, interest shall accrue from and including the first day of such

Interest Period to but excluding the last day thereof. Interest accrued to but excluding the 2003 Series B Maturity Date shall be due and payable on the 2003 Series B Maturity Date. From and after the time the 2003 Series B Notes are subject to the 2003 Series B Fixed Rate, accrued interest will be due and payable monthly on each Payment Date. Each payment shall be allocated pro rata among the 2003 Series B Notes then outstanding.

(e) On August 15 of each year following the Closing, commencing August 15, 2004, the Company shall make a principal payment on the 2003 Series B Notes, in cash, in an aggregate amount equal to $1,000,000. On the 2003 Series B Maturity Date, the Company shall make a final payment on the 2003 Series B Notes, in cash, in an aggregate amount equal to the outstanding principal balance plus all accrued and unpaid interest. Each payment shall be allocated pro rata among the 2003 Series B Notes then outstanding.

(f) If at any time the outstanding principal balance of the remaining Notes exceeds seventy-five percent (75%) of the Appraised Value, the Company shall immediately make a prepayment of principal of the Notes (together with accrued interest thereon) in an amount such that following the prepayment, the outstanding principal balance is less than or equal to seventy-five percent (75%) of the Appraised Value. The prepayment shall be applied pro rata among all of the Notes at the time outstanding; provided that any prepayment of any Notes subject to a Floating Rate under this Section 8.1(f) shall be due and payable as of the last day of the Interest Period.

(g) No partial prepayment of the Notes pursuant to Section 8.2 shall relieve the Company from its obligation to make the payments required under this Section 8.1, except to the extent that the outstanding principal balance of the Notes is less than the amount of the scheduled payment otherwise due under this Section 8.1.

8.2. Optional Prepayments of Notes; Allocations.

(a) At any time or from time to time, the Company is hereby granted the right, at its option, upon notice as provided in Section 8.3, to prepay all or any part (in a minimum amount of $1,000,000 and in integral multiples of $100,000 or the entire outstanding balance, if less) of the Fixed Rate Notes, which prepayment shall be applied as determined by the Company and shall be applied to the outstanding principal amount thereof in the inverse order of maturity.

(b) From time to time from and after the date that is five (5) years following the Closing Date, the Company shall have the right, at its option, upon notice during an Interest Rate Set Window unless as otherwise provided pursuant to Section 8.3, to prepay all or any part (in a minimum amount of $1,000,000 and in integral multiples of $100,000 or the entire outstanding balance, if less) of the 2003 Series A Notes that are subject to the Series A Floating Rate, which prepayment shall be applied to the outstanding principal amount in the inverse order of maturity. Notwithstanding the foregoing, from time to time from and after the Closing Date until the date that is the day immediately preceding the fifth anniversary of the Closing Date, the Company shall have the right, at its option, upon notice during an Interest Rate Set Window unless otherwise provided pursuant to Section 8.3, to prepay, without LIBOR Premium, up to ten percent (10%) of the original principal balance (measured on an annual basis) of the 2003 Series A Notes that are subject to the Series A Floating Rate (an “Early Prepayment”). The

source of the funds used by the Company to make any Early Prepayment shall be limited to Consolidated Free Cash Flow generated from the Company’s normal and usual business operations or from contributions made to the capital of the Company and shall exclude any funds generated by the Company through the refinancing of any Debt or any sale, transfer, lease or other disposition of any assets. The right of the Company to make an Early Prepayment shall terminate on the day immediately preceding the fifth anniversary of the Closing Date. Any prepayment of the 2003 Series A Notes that are subject to a Floating Rate shall occur on the last day of an Interest Period. To the extent any 2003 Series A Notes are Fixed Rate Notes, the Company shall have the right at any time upon notice as provided in Section 8.3 to prepay all or any part of the 2003 Series A Notes as otherwise provided in this Section 8.2(b).

(c) From time to time, upon prior notice given during an Interest Rate Set Window, the Company shall have the right, at its option, to prepay, on the last day of any Interest Period, all or any part (in a minimum amount of $1,000,000 and in integral multiples of $100,000 or the entire outstanding balance, if less) of the 2003 Series B Notes that are subject to the Series B Floating Rate without premium or penalty, which prepayment shall be applied to the outstanding principal amount in the direct order of maturity.

(d) Each prepayment shall include the principal amount of the Notes so prepaid, plus interest accrued thereon to the date of payment, plus (i) with respect to the Fixed Rate Notes, the Make-Whole Premium (based on such principal amount so prepaid) or (ii) except as otherwise provided in Section 8.2(b) with respect to the 2003 Series A Notes that are subject to a Floating Rate, the LIBOR Premium (based on such principal amount so prepaid) or (iii) with respect to the 2003 Series B Notes that are subject to a Floating Rate, any breakage costs described in Section 8.4. In the case of each partial prepayment of the 2003 Series A Notes that are subject to a Floating Rate, to the extent such Notes may be prepaid as provided herein, the principal amount of the 2003 Series A Notes to be prepaid shall be allocated among all of the 2003 Series A-1 Notes or 2003 Series A-2 Notes at the time outstanding (as designated by the Company) and shall be applied to the outstanding principal amount thereof in the inverse order of maturity. In the case of each partial prepayment of the 2003 Series B Notes, the principal amount of the 2003 Series B Notes to be prepaid shall be allocated among all of the 2003 Series B Notes at the time outstanding (to the extent such Notes may be prepaid) and shall reduce the principal payment otherwise due on the immediately succeeding August 15 (and any balance to the principal payments otherwise due thereafter in direct order on each succeeding August 15) pursuant to Section 8.1(e) on a dollar-for-dollar basis.

(e) Any prepayment of the Fixed Rate Notes shall be subject to and include the Make-Whole Premium. Except as otherwise provided in Section 8.2(b), any prepayment of the 2003 Series A Notes that are subject to a Floating Rate shall be subject to and include the LIBOR Premium. Notwithstanding the foregoing, no Premium shall be due if (i) any of the Notes are prepaid pursuant to Section 8.1(f) or (ii) any of the Notes are prepaid with insurance proceeds or proceeds of any condemnation award in accordance with the terms of the Security Documents.

8.3. Notice of Prepayments; Officers’ Certificate. The Company will give each Holder written notice of each prepayment of the Notes under Section 8.2 not less than fifteen (15) days and not more than sixty (60) days prior to the date fixed for such prepayment, which notice shall be irrevocable. Each such notice and each such prepayment shall be accompanied by an Officers’ Certificate (a) stating the principal amount and serial number of each Note to be prepaid and the principal amount thereof to be prepaid; (b) stating the proposed date of prepayment; (c) stating the accrued interest on each such Note to such date to be paid in accordance with Section 8.5; and (d) estimating the applicable Premium required under Section 8.2 (calculated as of the date of such prepayment and proffered solely as an estimate of the Premium due upon prepayment) and setting forth the method of determination and calculations used in computing such Premium and with respect to any Make-Whole Premium owing pursuant hereto, accompanied by a copy of the Statistical Release H.15(519) (or other source of market data) used in determining the United States Treasury Yield.

8.4. Breakage Costs.

(a) With respect to any 2003 Series B Notes that are subject to a Floating Rate, the Company agrees to indemnify each Holder of 2003 Series B Notes for, and promptly to pay to each such Holder of 2003 Series B Notes upon written request, any amounts required to compensate such Holder for any losses, costs or expenses sustained or incurred by such Holder as a consequence of any event (including any acceleration of a 2003 Series B Note and any prepayment of a 2003 Series B Note), which results in (i) such Holder receiving any amount on account of the principal of any 2003 Series B Note prior to the end of the Interest Period in effect therefor, or (ii) the conversion from a Floating Rate to the 2003 Series B Fixed Rate at any time other than on the last day of the Interest Period in effect therefor; including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Holder of 2003 Series B Notes to fund or maintain such 2003 Series B Notes.

(b) A certificate of any Holder of 2003 Series B Notes setting forth any amount or amounts which such Holder is entitled to receive pursuant to this Section 8.4 and, in reasonable detail, the basis therefor, shall be delivered to the Company and shall be conclusive absent manifest error. The provisions of this Section 8.4 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the 2003 Series B Notes, the invalidity or unenforceability of any term or provision of this Agreement or any Collateral Agreement or any investigation made by or on behalf of any such Holder.

8.5. Maturity; Surrender. In the case of each prepayment of the Notes, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the Make-Whole Premium payable, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Premium, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

ARTICLE 9.

ACCOUNTING, REPORTING AND INSPECTION COVENANTS

OF THE COMPANY

From the date hereof through the Closing and thereafter so long as any Note shall be outstanding, the Company will perform and comply with each of the following covenants:

9.1. Accounting. The Company will maintain a system of accounting established and administered in accordance with GAAP and will accrue all such liabilities as shall be required by GAAP.

9.2. Financial Statements and Other Information. The Company will deliver (in duplicate) to each Purchaser (except as hereinafter provided) so long as each such Purchaser or each such Purchaser’s nominee shall hold any Note, and to each other Holder:

(a) within ninety (90) days after the end of each Fiscal Year, the balance sheet of the Company as of the end of such Fiscal Year and the related statements of income and retained earnings and of cash flows of the Company for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and (i) accompanied by the report thereon of any independent public accountants of recognized national standing selected by the Company, which report shall state that (x) such financial statements present fairly in all material respects, the financial position of the Company as of the dates indicated and the results of its operations and cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise specified in the report), and (y) the audit by such accountants in connection with such financial statements has been made in accordance with generally accepted accounting principles, and (ii) certified by the Chief Financial Officer of the Company as presenting fairly in all material respects, in accordance with GAAP, applied (except as specifically set forth therein) on a basis consistent with such prior fiscal periods, the information contained therein;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each Fiscal Year, the balance sheet of the Company as of the end of such fiscal quarter and the related statements of income and of cash flows of the Company for such fiscal quarter and for the portion of the Fiscal Year from the first day of such Fiscal Year through the end of such fiscal quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, all in reasonable detail and certified by the Chief Financial Officer of the Company as presenting fairly, in accordance with GAAP, applied (except as specifically set forth therein) on a basis consistent with such prior fiscal periods, the information contained therein;

(c) together with each delivery of financial statements pursuant to subsections (a) or (b) above, an Officer’s Certificate in the form of Exhibit G (i) showing in detail the determination of the ratios and other financial calculations specified in Sections 10.1 through 10.5 during the accounting period covered by such financial statements, (ii) stating that the signer has reviewed the terms hereof and of the Notes and has made, or caused to be made under his supervision, a review of the transactions and condition of the Company during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signer does not have knowledge of the existence as of the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company has taken or is taking or proposes to take with respect thereto; and (iii) if not specified in the related financial statements being delivered pursuant to subsection (a) above, specifying the aggregate amount of interest and rentals received or accrued by the Company, and the aggregate amount of depreciation, depletion and amortization charged on the books of the Company during the accounting period covered by such financial statements;

(d) promptly upon receipt thereof, copies of all reports submitted to the Company by independent public accountants in connection with each annual audit, or special audit (if any) of the books of the Company made by such accountants, including, without limitation, any comment letter submitted to management by such accountants in connection with their annual audit;

(e) promptly upon their becoming available, copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the business of the Company;

(f) within five (5) days of any Responsible Officer of the Company obtaining knowledge of any condition or event that constitutes an Event of Default or Potential Event of Default, or that the Holder has given any notice or taken any other action with respect to a claimed Event of Default or Potential Event of Default under this Agreement or that any Person has given notice to the Company or taken any other action with respect to a claimed default or event or condition of the type referred to in Article 14, an Officers’ Certificate describing the same and the period of existence thereof and specifying what action the Company has taken, is taking and proposes to take with respect thereto;

(g) promptly upon (and in any event within ten (10) Business Days of) any Responsible Officer of the Company obtaining knowledge of the occurrence of any (i) ”reportable event,” as such term is defined in Section 4043 of ERISA, or (ii) ”prohibited transaction,” as such term is defined in Section 4975 of the Code, that is not exempt by law or ruling in connection with any Plan relating to the Company or any trust created thereunder, a written notice specifying the nature thereof, what action the Company has taken, is taking and proposes to take with respect thereto, and any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto, provided that, with respect to the occurrence of any “reportable event” as to which the PBGC has waived the 30-day reporting requirement, such written notice need not be given;

(h) immediately upon the occurrence of any of the following events, an Officers’ Certificate describing such event: (i) the Certificate of Incorporation or Bylaws of the Company shall have been amended or the Company shall have changed its jurisdiction of organization; or (ii) the Company shall have changed its name or shall do business under any name other than as set forth on Schedule 9.2; or (iii) the Company shall have changed its principal place of business or its chief executive offices; or (iv) the Company shall have become a party to any suit, action or proceeding that, if adversely determined, would have a Material

Adverse Effect or in which the projected settlement amount involved therein could reasonably be expected to equal $10,000,000 or more (in addition to any insurance coverage); or (v) the Company shall have opened or closed any material place of business; or (vi) there shall occur any strike, walkout, work stoppage or other material employee disruption relating to any of the Mortgaged Properties, or the expiration of any labor contract affecting any of the Mortgaged Properties (unless there exists a new labor contract in substitution therefor) that reasonably could be expected to have a Material Adverse Effect; or (vii) the Company shall have obtained knowledge that any of its insurance policies or any insurance policies affecting any of the Mortgaged Properties will be canceled or not renewed (unless there exists a similar insurance policy in substitution therefor);

(i) promptly (i) upon receipt thereof, copies of any notices to the Company from any federal or state administrative agency relating to any order, ruling, statute or other law or regulation that would, with reasonable probability, have a Material Adverse Effect; and (ii) following filing with the Commission, any reports or statements filed with the Commission;

(j) promptly upon receipt thereof, copies of any notice delivered pursuant to Article 14; and

(k) with reasonable promptness, such other information and data with respect to the Company as from time to time may be reasonably requested by any Holder of a Note, including, without limitation, any projections or business plans prepared by or for the Company.

9.3. Inspection. The Company will permit, subject to rights of parties in possession, any authorized representatives designated by any Purchaser, so long as such Purchaser or its nominee shall hold any Notes, or designated by any other Holder, without expense to the Company, at such reasonable times and as often as may be reasonably requested, to (a) visit and inspect the Mortgaged Properties and other Properties subject to the Collateral Agreements, as well as the Company’s books of account, and to make copies and take extracts therefrom, and (b) upon the prior written consent of the Company, which consent shall not be unreasonably withheld, discuss the Company’s affairs, finances and accounts with the Company’s directors, officers and independent public accountants (and by this provision the Company authorizes such directors, officers and accountants to discuss with such representatives the affairs, finances and accounts of the Company, whether or not an officer or other representative of the Company is present, provided that the Company shall receive notice of any such meeting and be given a reasonable opportunity to have a representative attend); provided, however, that if any Event of Default or Potential Event of Default then exists, no such written consent of the Company shall be necessary.

9.4. Acquired Real Property. The Company shall deliver to the Collateral Agent for the benefit of the Purchasers so long as any Purchaser or any such Purchaser’s nominee shall hold any Note, and to each other Holder, upon request of a Purchaser or any other Holder, but in any event not less than ninety (90) days after the end of each Fiscal Year of the Company, a list and description of all real Property purchased or newly leased by the Company during the period specified in such request or the past Fiscal Year, as applicable, that is to be used for any new processing plant, hatchery or feed mill in which an existing processing plant, hatchery or feed mill on any Mortgaged Property is to be shut down or operations are to be substantially decreased (“Acquired Property”), and, unless otherwise specified in this Agreement or by the Holder, the Company shall execute and deliver a deed of trust or mortgage and assignment of leases and rents, substantially in form and substance satisfactory to the Collateral Agent (with any changes to such form of mortgage as appropriate in the applicable jurisdiction and as requested by the Collateral Agent, to the Collateral Agent or a mortgage trustee, for the benefit of the Purchasers so long as any Purchaser or any such Purchaser’s nominee shall hold any Note, and to each other Holder or a mortgage trustee, for the benefit of each such other Holder, granting a first Lien of record on and a first security interest in the Acquired Property, subject only to existing Liens, the Permitted Exceptions, and any purchase money Liens incurred by the Company in connection with the acquisition of any Acquired Property, and the Acquired Property shall thereafter be part of the Mortgaged Properties. The Company shall permit the Collateral Agent and each Purchaser so long as any Purchaser or such Purchaser’s nominee shall hold any Note, and each other Holder, the right to inspect any Acquired Property and to conduct such other investigation and due diligence with respect to any Acquired Property that the Collateral Agent or such Holder deems necessary, and to the extent the proposed acquisition is in excess of $10,000,000, the Company shall pay all reasonable costs of the Collateral Agent or such Holder in inspecting any Acquired Property and conducting such investigation, including, without limitation, any costs of an environmental consulting firm and attorneys’ fees.

ARTICLE 10.

BUSINESS AND FINANCIAL COVENANTS OF THE COMPANY

So long as any Note shall be outstanding, the Company will perform and comply, and will cause each Subsidiary to perform and comply, as applicable, with each of the following covenants:

10.1. Consolidated Net Worth. The Company shall at all times maintain a Consolidated Net Worth of not less than $250,000,000, as increased from time to time by (i) the net proceeds of any Stock of the Company or any Subsidiary issued and sold to third persons in connection with the ConAgra Acquisition or otherwise in a capital-raising transaction after the Closing Date and (ii) twenty-five percent (25%) of the Company’s annual positive Consolidated Net Income, if any.

10.2. Consolidated Working Capital. The Company shall at all times maintain Consolidated Working Capital of not less than $65,000,000.

10.3. Current Ratio. The Company shall at all times maintain a ratio on a consolidated basis of Current Assets to Current Liabilities of not less that 1.25:1.

10.4. Fixed Charge Coverage. The Company shall at all times maintain for the period of eight (8) consecutive fiscal quarters then ended on a consolidated basis a Fixed Charge Coverage Ratio of not less than 1.40:1.

10.5. Funded Debt to Capitalization. The Company shall at all times maintain a ratio (a) of Funded Debt, less unrestricted cash and Cash Equivalents to (b) the aggregate of Funded Debt included in clause (a), less unrestricted cash and Cash Equivalents, plus Capitalization of no greater than 0.675:1.

10.6. Liens. The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any Property of the Company or such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, other than (a) the Liens and security interests created to secure the Notes, (b) Liens that constitute Permitted Exceptions, (c) any Lien on any Property acquired, constructed or improved by the Company after Closing and created contemporaneously with or within twelve (12) months of such acquisition, construction or improvement to secure Debt incurred to provide for all or a portion of the purchase price of such Property as acquired, constructed or improved, (d) Liens on Property of the Company in favor of the United States of America or any political subdivision thereof to secure partial payments pursuant to any contract, (e) pledges or deposits to secure obligations under worker’s compensation laws or similar judgments thereunder that are not currently dischargeable, and pledges, deposits, performance bonds or similar security interests in connection with bids, tenders, contracts and leases to which the Company is a party (all of which are in the ordinary course of business and which do not relate to indebtedness of the Company), (f) Liens for taxes, assessments or governmental charges not then due and delinquent or the validity of which is being contested in good faith and a bond or other security satisfactory to the Purchasers has been posted by the Company, (g) Liens arising in connection with court proceedings, provided the execution of such Liens is effectively stayed and such Liens are contested in good faith and a bond or other security satisfactory to the Purchasers has been posted by the Company, (h) Liens arising in the ordinary course of business (including easements and similar encumbrances) that are not incurred in connection with the borrowing of money, provided that such Liens do not materially interfere with the conduct of the business of the Company, (i) inchoate Liens, (j) any Lien resulting from renewing, extending or refunding outstanding Secured Debt provided that the principal amount of the Debt secured thereby is not increased and the Lien is not extended to any other Property, (k) Liens on assets (other than the Collateral) to secure Debt provided that no Event of Default or Potential Event of Default exists or would result therefrom, and (l) Liens described on Schedule 10.6 hereto.

10.7. Investments; Debt; Guarantees.

(a) The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, make or own any Investment other than Permitted Investments, except that the Company or a Subsidiary may (i) purchase or own assets or stock and other securities of a Subsidiary; (ii) make loans to officers, directors, stockholders, employees, contract growers or Subsidiaries to the extent that following such loan, no Event of Default or Potential Event of Default would exist; (iii) make Investments, payments, loans and capital contributions to entities other than Subsidiaries to the extent such Investment is made from the net cash proceeds received by the Company from the issuance of additional shares of capital stock or other securities subsequently converted into capital stock; (iv) make Investments permitted under Section 10.10; (v) make Investments as contemplated by the ConAgra Acquisition; and (vi) makes Investments not covered by clauses (i) through (v) above; provided that after giving effect to such Investment there would be no Event of Default or Potential Event of Default.

(b) The Company shall not, and shall not permit any Subsidiary (other than a Securitization Subsidiary) to, directly or indirectly, create, assume, incur, or guarantee any Debt after the Closing Date except (i) to the extent that following the creation, assumption, incurrence or guarantee of such Debt, no Event of Default or Potential Event of Default would exist and (ii) the Company may guarantee the trade payables of Subsidiaries.

10.8. Restricted Payments. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, redeem, purchase, or otherwise acquire for value any shares of the Company’s capital stock, except out of the net cash proceeds received by the Company after Closing from the issuance of additional shares of capital stock or other securities subsequently converted into capital stock. Notwithstanding the foregoing restriction, the Company may (a) redeem, purchase, or otherwise acquire for value up to an aggregate of $25,000,000 of shares of the Company’s Stock, or (b) declare or pay any dividends or any other distributions (other than dividends payable in shares of capital stock of the Company) on any shares of the Company’s Stock after Closing not in excess of $6,500,000 in the aggregate in any Fiscal Year, provided in each case that no Event of Default or Potential Event of Default exists or would result therefrom.

10.9. Leases. The Company shall not, and shall not permit any Subsidiary to, incur non-cancelable non-Capitalized Lease Obligations or sale and leaseback transactions if the aggregate annual amount of all minimum or guaranteed net rentals payable under such leases would exceed four percent (4%) of Net Tangible Assets (as determined immediately preceding the execution of such lease).

10.10. Consolidation, Merger and Sale of Substantially All Assets. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, (a) sell, transfer, lease, abandon or otherwise dispose of all or substantially all of its assets in a single transaction or series of related transactions other than the sale, transfer, lease or other disposition of assets from any Subsidiary to any other Subsidiary or to the Company; or (b) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into it. Notwithstanding the foregoing, the Company or any Subsidiary may engage in any such consolidation or merger if, after giving effect thereto, either clauses (i), (iii) and (iv) are satisfied or clauses (ii), (iii) and (iv) are satisfied: (i) both the fair market value of all consideration paid or payable by the Company and/or its Subsidiaries on account of all such consolidations or mergers does not exceed $100,000,000 in the aggregate in any Fiscal Year and the Company (or, if the consolidation or merger is between a Subsidiary and any corporation or other entity which is not a Subsidiary, then the Subsidiary) is the surviving entity; (ii) the consolidation or merger is between (A) the Company and a Subsidiary and the Company is the surviving entity, (B) an Eligible Subsidiary and another Subsidiary and the Eligible Subsidiary is the surviving entity or (C) a Subsidiary not organized under the laws of a state of the United States and another Subsidiary not organized under the laws of a state of the United States; (iii) no Event of Default or Potential Event of Default shall have occurred and be continuing; and (iv) after giving effect to the consolidation or merger on a pro forma basis there would be no Event of Default or Potential Event of Default.

10.11. Formation of Subsidiaries. Without the prior notice to the Purchasers, the Company shall not, and shall not permit any of its existing Subsidiaries to, directly or indirectly, form or acquire any new Subsidiaries and in connection therewith or thereafter transfer, assign or convey any material assets of the Company to such new Subsidiary. If any Subsidiary formed under the laws of the United States or any state thereof or the District of Columbia (other than any Securitization Subsidiary) hereafter acquired or formed by the Company, incurs any Debt (other than intercompany Debt between or among such Subsidiary and the Company or any of its Subsidiaries), then the Company shall cause any such Subsidiary to, within ten (10) Business Days of the date on which any such Subsidiary became so obligated, to unconditionally guarantee, on a senior unsecured basis, all of the Company’s obligations under the Notes pursuant to a guaranty in form and substance satisfactory to the Purchasers.

10.12. Interested Party Transactions. The Company shall not, nor permit any Subsidiary to, conduct any transactions with any Affiliate on terms that are not fair and reasonable and not materially less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate other than (i) ongoing transactions with Affiliates of a similar nature to those disclosed in the Company’s Proxy Statement relating to the Fiscal Year-end September 30, 2002 and (ii) transactions with ConAgra as specifically contemplated pursuant to the ConAgra Acquisition.

10.13. Existence. The Company will do, or will cause to be done, all things necessary to, and cause the Company and each Subsidiary to, preserve, keep and maintain in full force and effect its corporate existence, rights (charter and statutory), franchises and authority to do business and the corporate existence, rights (charter and statutory), franchises and authority to do business of the Company and each of the Subsidiaries, except for such matters that would not result in a Material Adverse Effect.

10.14. Payment of Taxes and Claims; Tax Consolidation. The Company will, and cause the Subsidiaries to, pay and cause to be paid all taxes, assessments and other governmental charges imposed upon it or any of its Properties or in respect of any of the franchises, business, income or profits of the Company before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or might become a Lien upon any of the Properties of the Company, provided that (a) no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted, such bonds or escrows are in place as Holders at the time shall request, or if such reserves or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor or (b) in the case of all Properties (other than the Mortgaged Properties), the Company shall not be deemed to have breached this Section 10.14 where the failure to pay such taxes, assessments, or other governmental charges could not reasonably be expected to result in a Material Adverse Effect. The Company will not file or permit the filing of any consolidated income tax return with any Person (other than a Subsidiary).

10.15. Compliance with Laws. The Company will, and will cause its Subsidiaries to, comply with all laws, statutes, rules, regulations and ordinances of any Governmental Authority, the failure to comply with would have a Material Adverse Effect.

10.16. Compliance with ERISA. The Company will not, and will not permit any employee benefit plan (as that term is defined in Section 3 of ERISA) maintained by the Company, any Subsidiary or any Related Person to (a) engage in any “prohibited transaction” as such term is defined in Section 4975 of the Code, as amended from time to time, which is likely to result in a liability for such Person; (b) incur any “accumulated funding deficiency”, as such term is defined in Section 302 of ERISA, whether or not waived which is likely to result in a liability of such Person; or (c) terminate any such benefit plan in a manner which could result in the imposition of a lien or encumbrance on the assets of such Person pursuant to Section 4068 of ERISA.

10.17. Maintenance of Properties; Insurance. The Company will maintain or cause to be maintained in good repair, working order and condition (reasonable wear and tear excepted) all Properties used or useful in, and deemed material to, the business of the Company or any Subsidiary and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof as the Company in its judgment deems reasonably necessary. The Company will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the Properties and business of the Company and its Subsidiaries, against loss or damage of the kinds customarily insured against by companies of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other companies. In any event, the Company shall, at a minimum, comply with all maintenance, insurance and similar requirements under the Security Documents.

10.18. Title. As of the Closing Date, except Liens and other matters that may constitute Permitted Exceptions, the Company has good (and, with respect to non-leasehold real property, indefeasible) title to all of its Properties and assets that are material to its business as presently conducted and as proposed to be conducted and none of such Properties will be subject to any Liens, other than Permitted Exceptions. As of the Closing Date, the Company has good (and, with respect to non-leasehold real property, indefeasible) fee simple title to the Mortgaged Properties subject only to the Permitted Exceptions.

10.19. Conduct of Business. The Company will not, and will not permit any Subsidiary to, directly or indirectly engage in any material respect in any business other than businesses engaged in by the Company on the date hereof, other operations or activities in the poultry industry and in the processing, packaging, distribution and wholesales of poultry products and other businesses or activities substantially similar or related thereto.

10.20. Sale of Assets. Except as permitted in Section 10.10, the Company shall not, and shall not permit any Subsidiary to, voluntarily or by operation of law, sell, lease, transfer, or otherwise dispose of Collateral in excess of five percent (5%) in any instance or twenty percent (20%) in the aggregate of the lower of the book value or fair market value of the Company’s total assets. Within twelve (12) months after the occurrence of any such permitted disposition, the Company shall reinvest the entire proceeds resulting therefrom in assets or property which are the same or substantially similar to the transferred assets, which assets or property shall be subject to a first Lien of record and a first security interest in favor of the Collateral Agent and any Holder. The provisions of this Section 10.20 shall not restrict or impair the provisions of Section 10.21 regarding substitution of Collateral.

10.21. Substitution of Collateral. The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, substitute or replace any machinery or equipment constituting Collateral if (a) the fair market value of such substitute or replacement machinery or equipment is materially less than the fair market value of the substituted or replaced machinery or equipment, (b) the Collateral Agent’s first Lien of record or first security interest in the Collateral would be materially adversely effected or impaired or (c) the Company would not be able to provide the Collateral Agent a first Lien of record and a first security interest therein. All substitute and replacement machinery and equipment shall be at least equal in quality and class to the original machinery and equipment.

10.22. Permits and Licenses. Except where the failure would not reasonably be expected to result in a Material Adverse Effect, the Company will, and will cause its Subsidiaries to, promptly obtain, maintain, apply for renewal, and not allow to lapse, any authorization, consent, approval, permit, license or order, and accomplish any filing or registration with, any Governmental Authority which may be or may become necessary for the operation of its business or in order that it perform all of its obligations under this Agreement or the Collateral Agreements and in order that the same may be valid and binding and effective in accordance with their terms and in order that each Purchaser and the Collateral Agent may be able freely to exercise and enforce any and all of its rights under this Agreement or the Collateral Agreements.

10.23. Further Assurances. The Company shall take, and shall cause each Subsidiary to take, all such further actions and execute all further documents and instruments as each Purchaser may at any time reasonably determine in its sole discretion to be necessary or desirable to further carry out and consummate the transactions contemplated by this Agreement and the Collateral Agreements, to cause the execution, delivery and performance of this Agreement and the Collateral Agreements to be duly authorized and to perfect or protect the Liens (and the priority status thereof) on the Collateral.

ARTICLE 11.

ENVIRONMENTAL MATTERS

11.1. Definitions. As used in this Article 11, the following terms shall be defined as indicated:

(a) “Acquisition Date,” with respect to any portion of the Mortgaged Properties, means the date on which the Collateral Agent or any Holder becomes an owner of such portion of the Mortgaged Properties by foreclosure or deed in lieu of foreclosure.

(b) “Adverse Environmental Impact” means (i) a Release of a Hazardous Substance in a Reportable Quantity or (ii) any material adverse impact on human health, livestock or the quality of any Mortgaged Property.

(c) “Environmental Activity” shall mean any storage, holding, manufacture, emission, discharge, generation, processing, treatment, abatement, removal, disposition, handling, transportation or disposal, or any actual or threatened release of any “Hazardous Substances” from, under, into or on the Mortgaged Properties or otherwise relating to the Mortgaged Properties, including but not limited to (i) the migration or emanation of “Hazardous Substances” from the Mortgaged Properties onto or into the environment beyond the physical boundaries of the Mortgaged Properties; (ii) the off-site disposal of Hazardous Substances from the Mortgaged Properties; and (iii) any of the previously described activities occurring in connection with ambient air, surface and subsurface soil conditions, and all surface and subsurface waters.

(d) “Environmental Condition” shall mean (i) the presence or existence in, on, at, or under the Mortgaged Properties of any Hazardous Substances or any “industrial or solid waste,” as that term is defined under the Environmental Laws, and (ii) the presence or existence in, on, at, or under the environment beyond the physical boundaries of the Mortgaged Properties of any Hazardous Substances, that migrated or emanated from the Mortgaged Properties.

(e) “Environmental Damages” means all claims, demands, judgments, damages, losses, penalties, fines, liabilities (INCLUDING STRICT LIABILITY), encumbrances, liens, costs and expenses of investigation and defense of any claim or demand, whether or not such is ultimately defeated, and of any settlement of any judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including, without limitation, reasonable attorneys’ fees and disbursements and consultants’ fees, any of which are incurred at any time, and including, but not limited to (i) damages for personal injury, or injury to property, natural resources or the environment occurring upon or off of the Mortgaged Properties, foreseeable or unforeseeable, including, without limitation, lost profits, consequential damages, the cost of demolition, redesign and rebuilding of any improvements on real property, and interest and penalties as allowed by law; (ii) diminution in the value of the Mortgaged Properties, and damages for the loss of or restriction on the use of or adverse impact on the marketing of rentable or usable space or of any amenity of the Mortgaged Properties; (iii) reasonable fees incurred for the services of consultants, contractors, experts, laboratories and all other reasonable costs incurred in connection with the investigation, remediation, removal, or disposal of Hazardous Substances or violation of the Environmental Laws, including, but not limited to, the preparation of any feasibility studies or reports or the performance of any response, cleanup, remediation, removal, abatement, containment, closure, restoration, disposal, or monitoring work required by and in conformity with the requirements of any Governmental Authority, or reasonably necessary to make full economic use of the Mortgaged Properties or any other Property or otherwise expended in connection with such conditions, and including, without limitation, any reasonable attorneys’ fees, costs and expenses incurred in connection with any of the foregoing or in enforcing this Agreement or collecting any sums due hereunder; and (iv) liability to any Person to indemnify such Person for costs expended in connection with the items referenced in this Section 11.1(e).

(f) “Environmental Laws” means all federal, state or local laws, rules or regulations pertaining to the protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Air Act (42 U.S.C. § 7401, et seq.), and the Federal Clean Water Act (42 U.S.C. § 1251, et seq.), each as amended from time to time, and regulations and rules issued thereunder.

(g) “Hazardous Substances” means (i) any “hazardous substance,” as such term is defined in either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.) and the regulations promulgated thereunder (as amended, “CERCLA”); (ii) any “hazardous waste,” as such term is defined in the Resource

Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.) and the regulations promulgated thereunder (as amended, “RCRA”); (iii) any substances or materials listed as hazardous or toxic in the United States Department of Transportation Table, as amended from time to time; (iv) asbestos in any form or any asbestos containing materials; (v) polychlorinated biphenyls (“PCB’s”); (vi) any explosive or radioactive materials; (vii) hydrocarbons, petroleum products, or any derivative thereof; or (viii) any other chemical, material or substance that is regulated as hazardous or toxic or exposure to which is prohibited, limited or regulated by any Governmental Authority or that, even if not so regulated, poses a material threat to the health and safety of the occupants or livestock of the Mortgaged Properties or the owners or occupants of property adjacent thereto.

(h) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including, without limitation, the abandonment or discarding of barrels, containers or other receptacles containing any Hazardous Substance).

(i) “Reportable Quantity” means that quantity of a material as set forth in 40 C.F.R. Part 302 or the quantity of a material that is sufficient to trigger a remediation, response, closure or notification obligation under applicable Environmental Laws.

11.2. Indemnification.

(a) Subject to Sections 11.2(b) and (c) below, notwithstanding any provision in this Agreement or any Collateral Agreement limiting or negating the Company’s liability, the Company shall protect, indemnify, save harmless and defend the Collateral Agent, each Purchaser and any present, former or future Holder (or beneficial holder through participation or otherwise) and their respective past, present and future direct and indirect partners, members, shareholders, subsidiaries and Affiliates and all their respective officers, directors, managers, employees, agents, contractors, tenants and representatives (individually, an “Indemnified Party,” and collectively, the “Indemnified Parties”) from and against any and all Environmental Damages imposed upon, suffered or incurred by or asserted against any Indemnified Party or the Mortgaged Properties arising in any manner in connection with the existence of an Environmental Condition at the Mortgaged Properties or the occurrence of any Environmental Activity at the Mortgaged Properties, whether arising, occurring, or in existence during or prior to the Company’s ownership or operation of the Mortgaged Properties, whether arising, occurring, or in existence prior to the issuance of the Notes or at any time thereafter, whether arising, occurring, or in existence before, during or after enforcement of the rights and remedies of the Collateral Agent, such Purchaser or any other Holder upon an Event of Default and whether or not the Company is responsible therefor, including, without limitation, the violation of Environmental Laws, or any representations, warranties or covenants contained herein or in any Collateral Agreement, any imposition by any Governmental Authority of any lien or so-called “super priority lien” upon the Mortgaged Properties, cleanup costs, liability for personal injury or property damage or damage to natural resources or the environment and any fines, penalties and punitive damages with respect thereto other than losses, claims, damages or liabilities resulting solely from any grossly negligent or unlawful act or willful misconduct by the Indemnified Party seeking indemnification hereunder, as determined by a court of competent jurisdiction not subject to appeal. An Indemnified Party may elect to conduct its own defense through counsel of its own choice, and the Company agrees to pay the reasonable fees and expenses of such counsel for conducting such defense but only if an Indemnified Party determines in good faith that the conduct of its defense by the Company could be materially prejudicial to the Indemnified Party’s interests. THESE PROVISIONS ARE INTENDED TO INDEMNIFY THE INDEMNIFIED PARTIES AGAINST (i) THE RESULTS OF THEIR OWN NEGLIGENCE AND (ii) ANY STRICT LIABILITY IMPOSED ON THE INDEMNIFIED PARTIES.

(b) Notwithstanding the foregoing, the Company’s obligations hereunder shall not apply with respect to an Environmental Condition or Environmental Activity arising for the first time after the Acquisition Date unless such Environmental Condition or Environmental Activity is caused by the Company or an Affiliate or Subsidiary of any of them or any of their contractors, agents or representatives after the Acquisition Date or arose out of an Environmental Condition or Environmental Activity, whether caused by the Company or not, occurring or existing prior to the Acquisition Date. For purposes of this Agreement, the Company shall bear the burden of proving when an Environmental Condition or Environmental Activity occurred or existed. In addition, any Hazardous Substances located upon, about or beneath the Mortgaged Properties or having migrated to or from the Mortgaged Properties shall be presumed to have been present prior to the Acquisition Date unless the Company can demonstrate (i) that a portion of the Hazardous Substances were introduced to the Mortgaged Properties after the Acquisition Date and were not introduced by the Company, and (ii) the Environmental Damages are divisible between the portion of the Hazardous Substances introduced before and after the Acquisition Date. If the Company can demonstrate both conditions, then its indemnity shall not extend to the portion of any divisible Environmental Damages attributable to Hazardous Substances introduced to the Mortgaged Properties after the Acquisition Date by parties other than the Company or its Affiliates or Subsidiaries or their contractors, agents or representatives.

(c) In no event shall the provisions of this Agreement be deemed to constitute a waiver of, or to be in lieu of, any right or claim, including, without limitation, any right of contribution or other right of recovery that any Person entitled to enforce this Agreement might otherwise have against the Company under the Environmental Laws.

11.3. Agreement to Remediate. Notwithstanding the obligation of the Company to indemnify the Indemnified Parties pursuant to this Agreement, but subject to the provisions of Section 11.6, the Company shall upon demand of the Required Holders and at the sole cost and expense of the Company, promptly take all actions in connection with an Environmental Condition or Environmental Activity causing an Adverse Environmental Impact that are required by any Governmental Authority or by Environmental Laws. To the extent required by such Governmental Authority or such Environmental Laws, such actions shall include, but not be limited to, the investigation of the Environmental Condition of the Mortgaged Properties, the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, remediation, containment, operation, maintenance, monitoring or restoration work, whether on or off of the Mortgaged Properties. All such work shall be performed by one or more qualified and experienced contractors, selected by the Company. The Company shall proceed continuously and diligently with such investigatory and remedial actions, provided that in all cases such actions shall be in accordance with all applicable requirements of the appropriate Governmental Authorities and applicable Environmental Laws. Any such actions shall be performed in a good, safe and workmanlike manner and shall minimize any impact on the business conducted at the Mortgaged Properties. The Company shall pay all costs in connection with such investigatory and remedial activities, including, but not limited to, all power and utility costs, and any and all taxes or fees that may be applicable to such activities. The Company shall promptly provide to the Collateral Agent and all Holders copies of testing results and reports that are generated in connection with the above activities. Promptly upon completion of such investigation and remediation, the Company shall permanently seal or cap all monitoring wells and test holes to industrial standards as required by the Environmental Laws, remove all associated equipment pertaining to such remediation, and restore the Mortgaged Properties to their use and operation prior to such remediation, which shall include, without limitation, the repair of any material surface damage, including paving, and the repair, restoration or reconstruction of any damaged improvements caused by such investigation or remediation.

11.4. Covenants. The Company shall during its ownership or operation of the Mortgaged Properties (i) comply in all material respects with all Environmental Laws relating to the Mortgaged Properties and the ownership or operation of the Mortgaged Properties, and not engage in or permit others to engage in any Environmental Activity in violation of the Environmental Laws except for failures to comply which would not have a Material Adverse Effect; (ii) establish and maintain, as required by the Environmental Laws, policies, procedures and programs to monitor and assure compliance in all material respects with the Environmental Laws relating to the Mortgaged Properties or the ownership or operation of the Mortgaged Properties and provide an Indemnified Party upon request with evidence of the existence and implementation of these policies, procedures, and programs; (iii) deliver to the Collateral Agent and the Holders within fifteen (15) days following the occurrence of any such event, written notice of the discovery by the Company of any event, the occurrence of which would render any representation or warranty contained in Section 5.21 incorrect if made at the time of such discovery; (iv) promptly comply in all material respects with Environmental Laws requiring the remediation, abatement, removal, treatment or disposal of Hazardous Substance with respect to the Mortgaged Properties or remediation of an Environmental Condition; (v) cause any party who occupies the Mortgaged Properties to comply with this Section 11.4; and (vi) not cause or suffer any liens to be recorded against or imposed against any of the Mortgaged Properties as a result of an Environmental Condition or Environmental Activity except to the extent such lien is permitted by this Agreement or is being contested in good faith and a bond, irrevocable letter of credit or other security satisfactory in all respects to the Collateral Agent and the Required Holders (including without limitation, in an amount and issued by a surety or obligor satisfactory to the Collateral Agent and the Required Holders) has been posted. The Company shall work diligently to complete all investigations of Environmental Conditions needed to make such a determination, shall correct any material violation of Environmental Laws identified, and shall remediate any Adverse Environmental Impact in the manner described in Section 11.3. The Company acknowledges and agrees that the obligations of the Company under this Section 11.4 and any Environmental Damages related to them are within the scope of the indemnification obligation of Section 11.2.

11.5. Site Assessments. At any time and from time to time, during the continuance of an Event of Default, the Required Holders (or the Collateral Agent acting at the direction of such Required Holders) may contract for the services of persons (the “Site Reviewers”) to perform environmental site assessments (“Site Assessments”) on the Mortgaged Properties for the

purpose of determining whether there exists on the Mortgaged Properties any Environmental Condition or Environmental Activity, or other ownership or operation of the Mortgaged Properties that is in violation of Environmental Laws or could reasonably be expected to result in Environmental Damages. Site Assessments may be performed at any time or times, upon reasonable notice, and under reasonable conditions established by the Company that do not unreasonably impede the performance of the Site Assessments. The Company hereby grants, and shall cause any tenant to grant, to an Indemnified Party, its agents, attorneys, employees, consultants, and contractors and the Site Reviewers, a license and authorization to enter upon and inspect the Mortgaged Properties and perform such tests, including, without limitation, subsurface testing, soil and ground water testing, and other tests that may physically invade the Mortgaged Properties, as the Required Holders of Notes at the time outstanding, in their sole discretion, determine is necessary to protect their liens, assignments, and/or security interests in the Mortgaged Properties. The Company will supply to the Site Reviewers such historical and operational information regarding the Mortgaged Properties as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments and will make reasonably available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. On request, the Collateral Agent or any Holder shall make the results of such Site Assessments fully available to the Company within a reasonable period of time after such request, and the Company (prior to an Event of Default) may at its election participate under reasonable procedures in such Site Assessments. The cost of performing such Site Assessments shall be paid by the Company upon demand of the Collateral Agent.

11.6. Substitution, Purchase or Prepayment in Lieu of Remediation. If, pursuant to Section 11.3, (a) the Required Holders shall require the performance of an investigation of the Environmental Condition of, or any Environmental Activity with respect to, any Mortgaged Property, or (b) any such investigation shall reveal the existence of, or the Required Holders (or the Collateral Agent acting at the direction of the Required Holders) shall otherwise demand that the Company remediate or take other actions in respect of, an Environmental Condition or Environmental Activity causing an Adverse Environmental Impact, a violation of Environmental Laws or Environmental Damages, provided no Event of Default has occurred and is continuing, the Company may elect, in lieu of investigating and/or remediating or taking such other action pursuant to Section 11.3, by giving written notice of such election to the Collateral Agent and all the Holders within thirty (30) days of either (i) the Company’s receipt of a request from the Collateral Agent or the Required Holders for the performance of an investigation of the applicable Mortgaged Property, (ii) the Company’s receipt of an engineer’s report setting forth the results of any such investigation, or (iii) the Company’s receipt of a demand by the Collateral Agent or the Required Holders to remediate or take other actions with respect to the Mortgaged Property pursuant to Section 11.3, to either (A) purchase or prepay the Notes on a date specified in the notice of election, which shall be not more than ninety (90) days after such election, or (B) substitute a property in exchange for the Mortgaged Property within one hundred twenty (120) days of such election in accordance with Section 10.21, provided that for purposes hereof, any property proposed to be substituted is subject to the approval of the Required Holders in their sole and absolute discretion, and provided further, that if the Company fails for any reason (including the disapproval of the proposed substituted property by the Required Holders) to complete such substitution within such one hundred twenty (120) day period, the Company shall be in compliance with Section 11.3 by a date which is not more than one hundred fifty (150) days after such election. Subject to the foregoing, if (x) the Company fails to engage an environmental engineer to conduct an investigation of the Mortgaged Property within thirty (30) days of demand therefor by the Collateral Agent or the Required Holders pursuant to Section 11.3, such event shall constitute an Event of Default; and (y) if the Company fails to promptly commence and thereafter diligently and continuously prosecute to completion the remediation or taking of other actions following a demand therefor by the Collateral Agent or the Required Holders pursuant to Section 11.3, which failure continues for ten (10) days after receipt of a second notice by the Required Holders (or the Collateral Agent acting at the direction of the Required Holders), such event shall constitute an Event of Default on the date that is thirty (30) days after such second notice by the Collateral Agent or the Required Holders. If the Company elects to purchase or prepay all the Notes as set forth above, the purchase or prepayment price shall be equal to one hundred percent (100%) of the aggregate unpaid principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase or prepayment, plus the applicable Premium, if any.

11.7. Default; Remedies; Subrogation. Subject to Section 11.6, if the Company fails to proceed with any removal or remediation of Hazardous Substances causing any Adverse Environmental Impact required by Environmental Laws or to comply with Environmental Laws in any material respect or otherwise fails to perform its obligations under this Article 11, at the option of the Required Holders, the Collateral Agent acting at the direction of the Required Holders may, but shall not be obligated to, do whatever is reasonable and in conformity with the Environmental Laws at the Company’s sole cost and expense to remove or remediate such Hazardous Substances causing an Adverse Environmental Impact or otherwise comply with Environmental Laws, and the indemnity provided in Section 11.2 hereof shall cover all such reasonable and necessary costs and expenses and shall be payable by the Company on demand. Without in any way limiting or affecting the Company’s liability hereunder, the Collateral Agent and each Holder shall be subrogated to any rights the Company may have under any indemnifications from or agreements entered into with any present, future or former owners, tenants, occupants or other users of the Mortgaged Properties.

11.8. Survival. The obligations of the Company under this Article 11 shall survive any payment of the Notes, any discharge, satisfaction, release or assignment of any Security Document, the discharge of the Company’s obligations under the Collateral Agreements, any transfer of the Mortgaged Properties or any part thereof, any exercise of remedies by the Collateral Agent or the Holders, including, without limitation, the appointment of a receiver, any foreclosure of the Security Documents or any transfer of the Mortgaged Properties (or any part thereof) by deed in lieu of foreclosure, any investigation or any information that may be obtained by the Collateral Agent or any Holder before or after the Acquisition Date, and any other event or circumstance whatsoever.

11.9. Conflicts. In the event of any conflict between the terms of this Article 11 and those contained in the Security Documents, the terms of this Agreement shall control.

ARTICLE 12.

REGISTRATION, TRANSFER, AND SUBSTITUTION OF NOTES

12.1. Note Register; Ownership of Notes. The Company will keep at its principal office a register in which the Company will provide for the registration of the Notes and the registration of transfers of the Notes. The Company may treat the Person in whose name any Note is registered on such register as the owner thereof for the purpose of receiving payment of the principal of and the applicable Premium, if any, and interest on such Note and for all other purposes, whether or not such Note shall be overdue, and the Company shall not be affected by any notice to the contrary.

12.2. Transfer and Exchange of Notes. Upon surrender of any Note for registration of transfer or for exchange to the Company at its principal office, at the expense of the transferring parties, the Company will execute and the Company will authenticate and deliver in exchange therefor a new Note or Notes in denominations, as requested by the Holder or transferee, which aggregate the unpaid principal amount of such surrendered Note. Each such new Note shall be registered in the name of such Person as such Holder or transferee may request, shall be dated so that there will be no loss of interest on such surrendered Note and shall be otherwise of like tenor.

12.3. Replacement of Notes. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to the Company from the Holder of such Note and financial information reasonably satisfactory to the Company verifying such Holder’s ability to provide such indemnification, or in the case of any such mutilation, upon the surrender of such Note for cancellation to the Company at its principal office, at the expense of the party requesting replacement, the Company will execute, authenticate and deliver, in lieu thereof, a new Note of like tenor, dated so that there will be no loss of interest on such lost, stolen, destroyed or mutilated Note. Any Note in lieu of which any such new Note has been executed and delivered by the Company shall not be deemed to be an outstanding Note for any purpose hereof.

ARTICLE 13.

PAYMENTS ON NOTES

So long as any Purchaser or its nominee shall hold any Note, the Company will pay all sums becoming due on such Note for principal, the applicable Premium, if any, costs and interest in immediately available funds by the method and at the address specified for such purpose in the Schedule of Information for Payment and Notices at the end hereof (the “Schedule of Information for Payment and Notices”), or by such other method or at such other address as such Purchaser shall have specified from time to time to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that any Note paid or prepaid in full shall be surrendered to the Company for cancellation at its principal office. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either (a) endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon, or (b) surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 12.2. The Company will afford the benefits of this Article 13 to any Holder that has made the same agreement relating to such Note as each Purchaser has made in this Article 13.

ARTICLE 14.

EVENTS OF DEFAULT AND ACCELERATION

14.1. Events of Default. The occurrence of any of the following conditions or events shall constitute an “Event of Default” under this Agreement:

(a) Payments. The Company shall default in the payment when due of any principal, applicable Premium, if any, costs or interest on any Note (whether the same becomes due and payable at maturity, by declaration or otherwise) or any other amounts owing hereunder; or

(b) Representations, Etc. Any representation or warranty made in writing by or on behalf of the Company herein or in any Collateral Agreement or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c) Breach of Certain Covenants. The Company shall default in the due performance or observance by it of any term, covenant or agreement contained in Section 10.6 (to the extent such default could reasonably be expected to have a Material Adverse Effect or adversely affect the Collateral Agent’s or a Purchaser’s rights in the Collateral), 10.7, 10.8, 10.10, 10.11, 10.12, 10.13, 10.18 or 10.19; or

(d) Breach of Other Covenants. The Company shall default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c) of this Section 14.1) contained in this Agreement and such default shall continue unremedied for a period of at least thirty (30) calendar days after the earlier of (i) written notice to the defaulting party by any Holder or (ii) a Responsible Officer has knowledge of such default; or

(e) Default Under Other Agreements. (i) The Company shall default in the payment when due of any principal of or interest on any Debt (which Debt is in an aggregate principal amount of $20,000,000 or more) and such default shall not be waived or cured within any applicable grace or cure period; or (ii) the maturity of any Debt of the Company in an aggregate principal amount of $20,000,000 or more shall be accelerated or subject to acceleration due to a default thereunder; or

(f) Bankruptcy, etc. The Company shall commence a voluntary case concerning itself under title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor statute thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Company under the Bankruptcy Code and the petition is not controverted within ten (10) Business Days, or is not dismissed within sixty (60) days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the Property of the Company; or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company; or there is commenced against the Company any such proceeding which remains undismissed for a period of sixty (60) days; or the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company suffers any appointment of any custodian or the like for it or any substantial part of its Property to continue undischarged or unstayed for a period of sixty (60) days; or the Company makes a general assignment for the benefit of creditors; or any corporate action is taken by the Company for the purpose of effecting any of the foregoing; or

(g) ERISA. (i) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan is, shall have been or is reasonably likely to be terminated or the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, the Company or any Related Person has incurred or is reasonably likely to incur a liability to or on account of a Plan under Section 405, 409, 502(i), 501(1), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Code, or the Company or any Related Person has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plan that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA); and (ii) there shall result from any event or events described in clause (i) of this subsection (f) the imposition or granting of a Lien, or a liability or a material risk of incurring a liability; and (iii) any Lien or liability referred to in clause (ii) of this subsection (f) could reasonably be expected to have a Material Adverse Effect; or

(h) Judgments. There shall remain in force, undischarged, unsatisfied, unstayed and unbonded, for more than sixty (60) days, any final judgment entered against any one or more of the Company which is not funded by insurance in due course in accordance with applicable insurance coverage, from which no further appeal may be taken and which, with other outstanding undischarged, unsatisfied, unstayed and unbonded final judgments against such Person not funded by insurance in due course in accordance with applicable insurance coverage, exceeds $20,000,000 in the aggregate; or

(i) Change of Control. The occurrence of a Change of Control; or

(j) Defaults under Security Documents. An Event of Default under any of the Security Documents, after any applicable grace or cure periods have expired.

14.2. Acceleration.

(a) Upon the occurrence of any Event of Default described in Section 14.1(f), the unpaid principal amount of and accrued interest on the Notes shall automatically become due and payable, and there shall also be due and payable the applicable Premium, if any, in respect of the unpaid principal amount of the Notes, all without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or any other notice of any kind, which are hereby waived.

(b) Upon the occurrence of any Event of Default other than as described in Section 14.1(f), the Required Holders may at any time (unless all defaults shall theretofore have been remedied and all costs and expenses including, without limitation, reasonable attorneys’ fees and expenses incurred by or on behalf of the registered holders of the Notes by reason thereof shall have been paid in full by the Company) at its or their option, by written notice or notices to the Company, declare all the Notes to be due and payable, whereupon the same shall forthwith mature and become due and payable, together with interest accrued thereon, and there shall also be due and payable the applicable Premium, if any, in respect of the principal amount of the Notes so declared due and payable, all without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or any other notice of any kind (except as otherwise specifically provided herein or in the Security Documents), which are hereby waived. The Company acknowledges that each Purchaser purchased those Notes which it purchased on the basis and assumption that such Purchaser and the Holders from time to time of the Notes would receive the payments of principal and/or interest set forth in Articles 2, 7 and 8 hereof for the full term of the Notes; therefore, whenever the maturity of the Notes has been accelerated by reason of an Event of Default, a tender of the amount necessary to satisfy any part or all of the indebtedness represented by the Notes paid at any time following such Event of Default and prior to a foreclosure or trustee’s sale shall be deemed a voluntary prepayment, and such payment shall include the applicable Premium. Similarly, any purchase at a foreclosure sale or a trustee’s sale shall be deemed a voluntary prepayment, and the Holders shall, to the extent permitted by law, receive out of the proceeds of such sale, in addition to all other amounts to which they are entitled, the applicable Premium.

14.3. Remedies. If any Event of Default shall occur and be continuing, a Holder at the time outstanding may proceed to protect and enforce the rights available to such Holder at law, in equity, by statute or otherwise, whether for the specific performance of any agreement contained herein or, in the case of any Holders, in such Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise. In case of a default in the payment of any principal of or applicable Premium, if any, or interest on any Note, the Company will pay to the Holder thereof such further amount as shall be sufficient to cover the costs and expenses of collection, including, without limitation, reasonable attorneys’ fees, expenses and disbursements incurred in connection therewith. No course of dealing and no delay on the part of any Holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies except as expressly provided for herein. No right, power or remedy conferred hereby upon any Holder or by any Note upon any Holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Subject to Section 14.2(b), any Holder of, in the aggregate, a majority in principal amount of the Notes at the time outstanding (excluding any Notes directly or indirectly owned by the Company or any Affiliate) may at any time pursue any remedies available under this Agreement or any of the Collateral Agreements.

14.4. Holders to Direct Collateral Agent. The Required Holders (in such “specified percentage”, as such term is used in the definition of Required Holders, as may be specified in this Article 14 or elsewhere herein) shall have the right to direct (a) the time, method and place of conducting any proceeding for any remedy available to the Collateral Agent with respect to this Agreement and the Collateral Agreements, or (b) the exercise of any power or trust conferred on the Collateral Agent or the Holders hereunder or under the Collateral Agreements. No Holder shall have any right in any manner whatsoever hereunder or under any Collateral Agreement by its action to affect, disturb or prejudice the Lien of any Security Document or to enforce any right or remedy hereunder or thereunder except in the manner provided herein, and all proceedings hereunder, at law or in equity or otherwise, shall be instituted, had and maintained collectively in the manner herein provided and for the benefit of all Holders.

ARTICLE 15.

EXPENSES

Whether or not the transactions contemplated by this Agreement are consummated, the Company will pay all reasonable expenses in connection with the negotiation, execution and delivery, performance and enforcement, and amendment or waiver of any terms or provisions of this Agreement, any Collateral Agreement, and the Notes, including, without limitation: (a) the cost and expenses of preparing and reproducing this Agreement, the Collateral Agreements and the Notes, of furnishing all opinions of Special Counsel, Purchasers’ special local counsel, and counsel for the Company (including any opinions requested by Special Counsel as to any legal matter arising hereunder) and all certificates on behalf of the Company and of the Company’s performance of and compliance with all agreements and conditions contained therein on its part to be performed or complied with; (b) all out of pocket expenses and fees, expenses and disbursements of Special Counsel and Purchasers’ special local counsel in connection with the negotiation and preparation of this Agreement and the Closing of the transactions contemplated hereunder; (c) the cost of delivering to each Purchaser’s principal office, insured to each such Purchaser’s satisfaction, the Notes sold to each such Purchaser hereunder; (d) the reasonable out-of-pocket expenses and reasonable fees, expenses and disbursements of Special Counsel and Purchasers’ special local counsel in connection with any amendments or waivers hereunder; and (e) the cost and expense related to title insurance and charges, survey, environmental audit, engineering and architect fees, recording fees, and real estate taxes contemplated herein or in the Collateral Agreements. The Company also will pay, and will save each Purchaser and each registered holder of any Notes harmless from, (i) all claims in respect of the fees of any brokers and finders, except those engaged by such Purchaser, and (ii) any and all liabilities with respect to any taxes (including interest and penalties), other than federal income taxes, that may be payable in respect of (A) the execution and delivery hereof and of the Collateral Agreements, (B) the issue of the Notes hereunder, and (C) any amendment or waiver under or in respect hereof, of any Collateral Agreement or of the Notes.

ARTICLE 16.

MISCELLANEOUS

16.1. Survival. All representations, warranties and covenants contained herein, in the Notes and in any other Collateral Agreement or made in writing by or on behalf of the Company in connection with the transactions contemplated hereby and thereby shall survive the execution and delivery hereof, any investigation at any time made by any Purchaser or on such Purchaser’s behalf, the purchase of the Notes hereunder, or any disposition or payment of the Notes. All statements contained in any certificate delivered by or on behalf of the Company pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties of the Company hereunder.

16.2. Amendments and Waivers. Any term hereof or of the Notes may be amended (with written consent of the Company), and the observance of any term hereof or of the Notes may be waived (either generally or in a particular instance and either retroactively or prospectively), only upon the written consent of the Required Holders of Notes at the time outstanding (excluding any Notes directly or indirectly owned by the Company or any Affiliate), provided that without the prior written consent of the Holders of all the Notes at the time outstanding (excluding any Notes directly or indirectly owned by the Company or any Affiliate), no such amendment or waiver shall (a) extend the fixed maturity or reduce the amount or extend the time of payment of any principal or Premium payable (whether as an installment or upon any prepayment) on any Note of such class; (b) reduce the percentage set forth above of the principal amount of the Notes, the Holders of which are required to consent to any amendment or waiver set forth in such subdivision; or (c) change the “specified percentage” (as such term is used in the definition of Required Holders) of the principal amount of the Notes, the Holders of which may declare the Notes to be due and payable as provided in Section 14.2. Any amendment or waiver effected in accordance with this Section 16.2 shall be binding upon each Holder of any Note, at the time outstanding, each future Holder of any Note, and the Company. Notwithstanding the foregoing, the Company may prior to Closing provide to the Collateral Agent a supplement to, and/or replacement of, the Schedules described in Articles 5, 9 and 10 hereof, updated to take into account the effect of the ConAgra Acquisition provided that no such supplement or replacement could result in a Material Adverse Effect (as determined by the Purchasers in their sole discretion). Upon substituting or replacing such Schedule(s) as provided herein, such supplements or replacements shall supercede and replace the corresponding Schedule attached hereto.

16.3. Indemnification. The Company will indemnify and hold harmless each Indemnified Party from and against any and all losses, claims, damages and liabilities, joint or several (including all reasonable legal fees or other expenses reasonably incurred by any Indemnified Party in connection with the preparation for or defense of any pending or threatened claim, action or proceeding, whether or not resulting in any liability), to which such Indemnified Party may become subject (whether or not such Indemnified Party is a party thereto) under any applicable federal or state law or otherwise caused by or arising out of, or allegedly caused by or arising out of, (i) the material inaccuracy of any representation or warranty of or with respect to the Company in this Agreement or any Collateral Agreement, (ii) the failure of the Company to perform or comply with any covenant or obligation of the Company under this Agreement or any Collateral Agreement or (iii) the exercise by any Indemnified Party of any right or remedy set forth in this Agreement or any Collateral Agreement, other than losses, claims, damages or liabilities resulting solely from any grossly negligent or unlawful act or willful misconduct by Indemnified Party seeking indemnification hereunder as determined by a court of competent jurisdiction not subject to appeal. THESE PROVISIONS ARE INTENDED TO INDEMNIFY THE INDEMNIFIED PARTIES AGAINST THE RESULTS OF THEIR OWN NEGLIGENCE.

Promptly after receipt by an Indemnified Party of notice of any claim, action or proceeding with respect to which an Indemnified Party is entitled to indemnity hereunder, such Indemnified Party will notify the Company of such claim or the commencement of such action or proceeding, provided that the failure of an Indemnified Party to give notice as provided herein shall not relieve the Company of its obligations under this Section 16.3 with respect to such Indemnified Party, except to the extent that the Company is actually prejudiced by such failure. The Company will assume the defense of such claim, action or proceeding and will employ counsel satisfactory to the Indemnified Party and will pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party will be entitled, at the expense of the Company, to employ counsel separate from counsel for the Company, and for any other party in such action, if the Indemnified Party reasonably determines that a conflict of interest or other reasonable basis exists that makes representation by counsel chosen by the Company not advisable. If an Indemnified Party appears as a witness in any action or proceeding brought against the Company or any of its Affiliates (or any of their partners, managers, members, officers, directors or employees) in which an Indemnified Party is not named as a defendant, the Company agrees to reimburse such Indemnified Party for all out-of-pocket expenses incurred by it (including fees and expenses of counsel) in connection with the appearance as a witness. The Indemnified Party shall settle no claim or take any other action prejudicing the Company’s defense without the consent of the Company, which consent will not be unreasonably withheld or delayed. Each Purchaser agrees to reasonably cooperate with the Company in the defense of any such action or proceeding.

16.4. Usury Not Intended. The Company, each Purchaser and all other registered holders of any Notes intend to conform strictly to the usury laws in force that apply to the transactions evidenced or contemplated hereby. Accordingly, all agreements among the Company, any Purchaser, and any other Holder of any Notes, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of the Notes, or otherwise, shall the interest (and all other sums that are deemed to be interest) contracted for, charged, received, paid or agreed to be paid exceed the Highest Lawful Rate (as defined below). The Company and the Purchasers stipulate and agree that the terms and provisions contained in this Agreement and the Collateral Agreements are not intended to and shall never be construed to create a contract to pay for the use, forbearance or detention of money an amount in excess of the maximum amount permitted to be charged by applicable law, if any.

Anything in this Agreement or the Collateral Agreements to the contrary notwithstanding, neither the Company nor any other party now or hereafter becoming liable for payment of the Notes shall ever be required to pay interest on or with respect to the Notes or any other obligation hereunder at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest that would otherwise be payable under this Agreement or on or with respect to the Notes would exceed the Highest Lawful Rate, or if the Holders of such Notes or obligation shall receive anything of value that is deemed or determined to constitute interest that would increase the effective rate of interest payable under this Agreement or on or with respect to the Notes or the Collateral Agreements to a rate in excess of the Highest Lawful Rate, then (a) the amount of interest that would otherwise be payable under this Agreement, the Notes or the Collateral Agreements shall be reduced to the amount allowed at the Highest Lawful Rate under applicable law, and (b) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall, at the option of the registered holders of the Notes, be either refunded to the Company or credited on the principal of such Notes. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by any registered holder of the Notes, or under this Agreement, that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate, shall be made, to the extent permitted by applicable law (now or, to the extent permitted by law, hereafter enacted) governing the Highest Lawful Rate, by (i) characterizing any nonprincipal payment as an expense, fee or premium rather than as interest, and (ii) amortizing, prorating, allocating and spreading in equal parts during the period of the full term of the Notes (including the period of any renewal or extension thereof), all interest at any time contracted for, charged or received by such registered holder in connection therewith. As used in this Section 16.4, the term “Highest Lawful Rate” means the maximum nonusurious rate of interest permitted from time to time to be contracted for, taken, charged or received with respect to the Notes by the Holders thereof, under applicable law as in effect with respect to this Agreement or the Notes.

16.5. Notices.

(a) For all purposes under this Agreement, (i) the address of the Company shall be P.O. Box 93, 110 South Texas Street, Pittsburg, Texas 75686, Attention: Richard Cogdill, Chief Financial Officer, telecopy no. 903-855-4934 (ii) the address of the Collateral Agent shall be 201 Knollwood Drive, Suite A, Champaign, Illinois 61820-7594, Attention: Accounting and 200 Clarendon Street, Boston, Massachusetts 02117, Attention: Bond & Corporate Finance Group, T-57 and Investment Law, Division T-30 and (iii) the address for each Purchaser shall be the address set forth on the Schedule of Information for Payment and Notices or such other address of which all such Persons have received ten (10) days prior written notice.

(b) Any notice, demand, request or report required or permitted to be given or made to the Company, the Collateral Agent or either Purchaser under this Agreement shall be in writing and shall be deemed given or made when delivered in person, when sent if by overnight courier or telecopy (if followed by hard copy) or five (5) Business Days after the date when sent by United States registered or certified mail to any such Person at its address referenced in Section 16.5(a) above.

16.6. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Collateral Agent or each Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to the Collateral Agent or each Purchaser, may be reproduced by the Collateral Agent or such Purchaser or other Holder by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and the Collateral Agent, each Purchaser or any other Holder may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by either the Collateral Agent, a Purchaser or Holder in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

16.7. Successors and Assigns.

(a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and shall inure to the benefit of and be enforceable by the Collateral Agent and any Holder from time to time of any Notes. The representations, warranties and covenants of the Company hereunder are intended to be for the benefit of, and inure to, the Collateral Agent and all Holders from time to time of any of the Notes.

(b) The Company acknowledges that each Purchaser may participate in all or a portion of the Notes to one or more of such Purchaser’s Affiliates and that all of the representations, warranties, covenants and agreements of the Company shall be for the benefit of each such Purchaser’s Affiliates as well as such Purchaser.

16.8. Entire Agreement. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

16.9. GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO ITS CONFLICT OF LAW PROVISIONS).

16.10. Invalid Provisions. If any provision hereof or any application thereof shall be invalid or unenforceable, the remainder hereof and any other application of such provision shall not be affected thereby.

16.11. Headings. The Table of Contents and Section headings herein are for purposes of reference only and shall not constitute a part hereof.

16.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

16.13. Further Action. The parties shall execute all documents, provide all information, and take or refrain from taking all actions as may be necessary or appropriate to achieve the purposes of this Agreement.

16.14. Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company, except as otherwise expressly provided herein.

16.15. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition. No single or partial exercise of any power or right shall preclude any other or further exercise thereof or the exercise of any other power or right. No waiver by a party of any right hereunder or of any default by another shall be binding upon such party unless in writing.

16.16. Effectiveness of Agreement. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be effective with respect to the 2002 Notes only upon consummation of the Closing, and prior to Closing the 2002 Note Purchase Agreement shall remain in effect with respect to the 2002 Notes.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COMPANY:	PILGRIM’S PRIDE CORPORATION

By:

Name:

Title:

THE PURCHASERS:	JOHN HANCOCK LIFE INSURANCE COMPANY

By:

Name:

Title:

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By:

Name:

Title:

INVESTORS PARTNER LIFE INSURANCE COMPANY

By:

Name:

Title:

ING CAPITAL LLC

By:

Name:

Title:

COLLATERAL AGENT:	JOHN HANCOCK LIFE INSURANCE COMPANY, not individually but in its capacity as Collateral Agent

By:

Name:

Title:

SCHEDULE I

HANCOCK PURCHASERS

Purchaser	Amount
2003 Series A-1 Notes

John Hancock Life Insurance Company	$46,500,000
Investors Partner Life Insurance Company	$3,500,000

Total	$50,000,000

2003 Series A-2 Notes

John Hancock Life Insurance Company	$3,000,000
John Hancock Life Insurance Company	$18,000,000
John Hancock Variable Life Insurance Company	$8,000,000
Investors Partner Life Insurance Company	$1,000,000

Total	$30,000,000